Exhibit 2.1

EXECUTION VERSION

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

INTERNATIONAL PAPER COMPANY

AND

SYLVAMO CORPORATION

DATED AS OF SEPTEMBER 29, 2021

5.2	Treatment of Payments for Tax Purposes	53
5.3	Inducement	53
5.4	Post-Effective Time Conduct	53
5.5	Certain Businesses	53

ARTICLE VI EXCHANGE OF INFORMATION; CONFIDENTIALITY		56

6.1	Agreement for Exchange of Information and Cooperation	56
6.2	Financial Information; Public Filings	57
6.3	Ownership of Information	60
6.4	Compensation for Providing Information	60
6.4	Record Retention	60
6.6	Limitations of Liability	60
6.7	Other Agreements Providing for Exchange of Information	61
6.8	Production of Witnesses; Records; Cooperation	61
6.9	Privileged Matters	62
6.10	Confidentiality	64
6.11	Protective Arrangements	66

ARTICLE VII DISPUTE RESOLUTION		66

7.1	Good-Faith Negotiation	66
7.2	Arbitration	67
7.4	Litigation and Unilateral Commencement of Arbitration	68
7.5	Conduct During Dispute Resolution Process	68

ARTICLE VIII FURTHER ASSURANCES AND ADDITIONAL COVENANTS		68

8.1	Further Assurances	68
8.3	Domain Name Use	69

ARTICLE IX TERMINATION		69

9.1	Termination	69
9.2	Effect of Termination	69

ARTICLE X MISCELLANEOUS		69

10.1	Counterparts; Entire Agreement; Corporate Power	69
10.2	Governing Law; Waiver of Jury Trial	70
10.3	Assignability	71
10.4	Third-Party Beneficiaries	72
10.5	Notices	72
10.6	Severability	73
10.7	Force Majeure	73
10.8	No Set-Off	73
10.9	Publicity	73
10.10	Expenses	74

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10.11	Headings	74
10.12	Survival of Covenants	74
10.13	Waivers of Default	74
10.14	Specific Performance	74
10.15	Amendments	74
10.16	Interpretation	75
10.17	Limitations of Liability	76
10.18	Performance	76
10.19	Mutual Drafting	76

EXHIBITS

Exhibit A	Employee Matters Agreement

Exhibit B	Amended and Restated Bylaws of Sylvamo Corporation

Exhibit C	Amended and Restated Certificate of Incorporation of Sylvamo Corporation

Exhibit D	Registration Rights Agreement

Exhibit E	Tax Matters Agreement

Exhibit F	Transition Services Agreement

iii

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of September 29, 2021 (this “Agreement”), is by and between International Paper Company, a New York corporation (“Parent”), and Sylvamo Corporation, a Delaware corporation (“SpinCo”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, SpinCo is a wholly owned, direct Subsidiary of Parent;

WHEREAS, the board of directors of Parent (the “Parent Board”) has determined that it is in the best interests of Parent and its shareholders to create a new publicly traded company that will operate the SpinCo Business;

WHEREAS, in furtherance of the foregoing, the Parent Board has determined that it is appropriate and desirable to separate the SpinCo Business from the Parent Business (the “Separation”) and, following the Separation, to make a distribution, on a pro rata basis, to holders of Parent Shares on the Record Date of eighty and one tenth of a percent (80.1%) of the outstanding SpinCo Shares owned by Parent (the “Distribution”);

WHEREAS, Parent plans to dispose of the SpinCo Shares that it retains following the Distribution through sales of shares for cash;

WHEREAS, SpinCo has been incorporated solely for these purposes and has not engaged in activities except in preparation for the Separation and the Distribution;

WHEREAS, for U.S. federal income tax purposes, the contribution by Parent of the SpinCo Assets to SpinCo and the assumption of the SpinCo Liabilities by SpinCo in exchange for (i) the actual or deemed issuance by SpinCo to Parent of SpinCo Shares and (ii) the distribution by SpinCo to Parent of the Cash Transfer (the “Contribution”) and the Distribution, taken together, are intended to qualify as a transaction that is tax-free under Sections 355(a) and 368(a)(1)(D) of the Code, and this Agreement, together with the other documents effecting the Separation and the Distribution, is intended to constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g);

WHEREAS, SpinCo and Parent have prepared, and SpinCo has filed with the SEC, the Form 10, which includes the Information Statement, and which sets forth disclosure concerning SpinCo, the Separation and the Distribution;

WHEREAS, each of Parent and SpinCo has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of Parent, SpinCo and the members of their respective Groups following the Distribution; and

WHEREAS, the Parties acknowledge that this Agreement and the Ancillary Agreements represent the integrated agreement of Parent and SpinCo relating to the Separation and the Distribution, are being entered into together, and would not have been entered independently;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as set forth herein.

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), shall mean, when used with respect to any specified Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Effective Time, for purposes of this Agreement and the Ancillary Agreements, (a) no member of the SpinCo Group shall be deemed to be an “Affiliate” of any member of the Parent Group and (b) no member of the Parent Group shall be deemed to be an “Affiliate” of any member of the SpinCo Group.

“Agent” shall mean the trust company or bank duly appointed by Parent to act as distribution agent, transfer agent and registrar for the SpinCo Shares in connection with the Distribution.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” shall mean the following agreements entered into by the Parties or members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement: (a) the Transition Services Agreement, (b) the Tax Matters Agreement, (c) the Employee Matters Agreement, (d) the Intellectual Property Agreements, (e) the Bond Agreements, (f) the Commercial Agreements, (g) the Leases, (h) the Registration Rights Agreement and (i) the Transfer Documents.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any Third Party, including any Governmental Authority, in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Arbitration Request” shall have the meaning set forth in Section 7.2(a).

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Bond Agreements” shall mean (a) the Ticonderoga Bond Agreement entered into by and between Parent and SpinCo NA, relating to the Series 2015 Bonds, (b) the Ticonderoga Bond Agreement entered into by and between Parent and SpinCo NA, relating to the Series 2019 Bonds and (c) the Eastover Bond Agreement entered into by and between Parent and SpinCo NA, relating to the Series 2014 Bonds.

“Box Supply Agreements” shall mean (a) the Global Sourcing Agreement – IP EMEA, effective as of May 1, 2020, by and between Papeteries d’Espaly and IP Belgian Services Company SRL, and (b) the Supply Agreement, dated as of September 1, 2021, by and between SpinCo NA and Parent.

“Business Employees” shall have the meaning set forth in the Employee Matters Agreement.

“Cash Transfer” shall have the meaning set forth in Section 2.14(a).

“Change of Control” shall mean, with respect to any Person, any occurrence resulting in (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities entitled to vote in the election of members of the board of directors or similar governing body of such Person having 50% or more of the then-outstanding voting power of such Person, in each case determined irrespective of whether such Person is subject to the Exchange Act; (b) such Person becoming a party to a merger, consolidation, share exchange, reorganization, sale of assets or other similar extraordinary transaction, or being the subject of a proxy contest, in each case as a consequence of which members of the board of directors or similar governing body of such Person in office immediately prior to such transaction or event constitute less than a majority of such board or other body thereafter; or (c) the sale, transfer or other disposition of all or substantially all of the assets of such Person.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Agreements” shall mean (a) the Offtake Agreements, (b) the Fiber Purchase Agreement, effective as of September 1, 2021, by and between Parent and SpinCo NA, (c) the Box Supply Agreements, and (d) the Recyclable Material Master Purchase Agreement, effective as of September 1, 2021, by and between Parent and SpinCo, in each case to be entered into by and between Parent and SpinCo or members of their respective Groups in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Contribution” shall have the meaning set forth in the Recitals.

“CPR Rules” shall have the meaning set forth in Section 7.2(a).

“Delayed Parent Asset” shall have the meaning set forth in Section 2.4(h).

“Delayed Parent Liability” shall have the meaning set forth in Section 2.4(h).

“Delayed SpinCo Asset” shall have the meaning set forth in Section 2.4(c).

“Delayed SpinCo Liability” shall have the meaning set forth in Section 2.4(c).

“Disclosure Document” shall mean any registration statement (including the Form 10) filed with the SEC by or on behalf of either Party or any member of its Group and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case which describes the Separation or the Distribution or the SpinCo Group or primarily relates to the transactions contemplated hereby.

“Dispute” shall have the meaning set forth in Section 7.1.

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the Parent Board in its sole and absolute discretion.

“Distribution Ratio” shall have the meaning set forth in Section 3.4(b).

“Eastover” shall have the meaning set forth in Section 5.5(a).

“Effective Time” shall mean 12:01 a.m., Eastern time, on the Distribution Date.

“Election Notice” has the meaning set forth in Section 5.5(c).

“Employee Matters Agreement” shall mean the Employee Matters Agreement to be entered into by and between Parent and SpinCo or members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, substantially in the form attached as Exhibit A, as it may be amended from time to time.

“Environmental Law” shall mean any Law relating to pollution or protection of the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal or Release of Hazardous Materials or, with respect to exposure to Hazardous Materials, the protection of human health and safety.

“Environmental Liabilities” shall mean all Liabilities (except for Latent Injury Liabilities) relating to, arising out of or resulting from (a) the presence or Release of, or exposure to, Hazardous Materials, (b) violations of, or noncompliance with, any Environmental Law or Environmental Permit, (c) the off-site transportation, storage, disposal or arrangement for disposal of Hazardous Materials or (d) other environmental matters, including all investigation, remediation, monitoring, cleanup or other response costs, natural resources damages, indemnity, contribution and similar obligations and all costs and expenses, interest, fines, penalties and other monetary sanctions in connection with any of the foregoing, including the Parent Environmental Liabilities and the SpinCo Environmental Liabilities.

“Environmental Permit” shall mean any Permit arising under Environmental Laws.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Fair Market Value” shall mean the total consideration that would be received for the sale of Eastover in an arm’s length sale between a willing buyer and a willing seller, neither acting under compulsion, after taking into account the provisions set forth in Section 5.5(b) to the extent applicable.

“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person) or, if it would reasonably have been foreseen, was beyond the control of such Party, and includes acts of God, acts of civil or military authority, embargoes, pandemics (including the COVID-19 pandemic), epidemics, wars, riots, protests or civil unrest, insurrections, fires, explosions, earthquakes, floods, government shutdowns, shortage of adequate power or transportation facilities, travel restrictions, unusually severe weather conditions, labor problems, unavailability of supplies or the response of any Governmental Authority to any of the foregoing, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“Form 10” shall mean the registration statement on Form 10 filed by SpinCo with the SEC to effect the registration of SpinCo Shares pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.

“Georgetown” shall mean Parent’s Georgetown mill located in Georgetown, South Carolina.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof, including the NYSE and any similar self-regulatory body under applicable securities Laws.

“Group” shall mean either the SpinCo Group or the Parent Group, as the context requires.

“Hammermill Operations” shall mean any premises owned or operated by, or the operations of (including any product manufactured, distributed, or sold in such operations) Hammermill Paper Company or any entity or business acquired by Hammermill Paper Company, in each case, that are not being retained by Parent following the Effective Time. A partial listing of such Hammermill Operations, not intended to be comprehensive and for illustration only, is set forth on Schedule 1.1(a) and Schedule 1.1(b).

“Hazardous Material” shall mean any material or substance that is defined, identified or regulated as “toxic” or “hazardous” or as a “pollutant” or “contaminant” or words of similar import under any Environmental Law, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, perfluoroalkyl and polyfluoroalkyl substances and polychlorinated biphenyls.

“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).

“Indemnitee” shall have the meaning set forth in Section 4.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).

“Information” shall mean information, in written, oral, electronic or other forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, specifications, drawings, blueprints, diagrams, models, flow charts, data, computer data, disks, diskettes, tapes, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Information Statement” shall mean the information statement to be sent or otherwise made available to the holders of Parent Shares in connection with the Distribution, as such information statement may be amended or supplemented from time to time prior to the Distribution.

“Initial Notice” shall have the meaning set forth in Section 7.1.

“Insurance Policies” shall mean insurance policies and insurance contracts of any kind, including primary, excess and umbrella policies, commercial general liability policies, directors’ and officers’ liability policies, fiduciary liability policies, automobile policies, aircraft policies, property and casualty policies, workers’ compensation policies, employer’s liability policies, employment practices liability policies, cyber liability policies, crime policies, and self-insurance and captive insurance company arrangements, in each case together with the rights, benefits and privileges thereunder.

“Insurance Proceeds” shall mean those monies:

(a) received by an insured from an insurance carrier; or

(b) paid by an insurance carrier on behalf of the insured;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof; provided, however, that with respect to a captive insurance arrangement, Insurance Proceeds shall consist only of amounts received by the captive insurer as claim reimbursement under any reinsurance arrangement.

“Intellectual Property” shall mean all of the following whether arising under the Laws of the United States or of any foreign or multinational jurisdiction: (a) patents, patent applications (including patents issued thereon), utility models, and industrial design registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) Internet domain names, accounts with Facebook, LinkedIn, Twitter and similar social media platforms, (d) copyrights, moral rights, mask work rights, database rights and design rights, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (e) Know-How and (f) any other intellectual property rights.

“Intellectual Property Agreements” shall mean the Transferred Intellectual Property License Agreement, the Transitional Trademark License Agreement, the Retained Intellectual Property License Agreement, the Retained Know-How and Technology License Agreement, and the Retained Copyright License Agreement, in each case to be entered into by and between Parent and SpinCo or members of their respective Groups in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Internal Reorganization” shall have the meaning set forth in Section 2.1(a).

“Know-How” shall mean all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or nonpublic information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein.

“Kwidzyn Purchase Agreement” shall mean the Share Purchase Agreement, dated August 4, 2021, by and among Parent, International Paper (Poland) Holdings SP. z.o.o., Mayr-Melnhof Cartonboard International GmbH and Mayr-Melnhof Karton AG.

“Latent Injury Liabilities” shall mean all Liabilities arising out of or related to Third-Party Claims alleging latent personal injury, including claims arising out of or relating to exposure to silica, industrial talc, per- and polyfluoroalkyl substances a/k/a PFAS, asbestos and asbestos-containing material or any other Hazardous Material.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Leases” shall mean the Temporary Occupancy Agreement, and the other leasing or subleasing agreements to be entered into by and between Parent and SpinCo or members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, Action (including any Third-Party Claim), order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case including all costs and expenses relating thereto.

“Linked” shall have the meaning set forth in Section 2.9(a).

“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including reasonable out-of-pocket legal and accounting fees and expenses and costs of investigation, litigation and enforcement of claims under Article IV), whether or not involving a Third-Party Claim.

“Non-Performing Party” shall have the meaning set forth in Section 4.11(a)(i).

“NYSE” shall mean the New York Stock Exchange.

“Offtake Agreements” shall mean those Supply and Offtake Agreements to be entered into by and between Parent and SpinCo NA with respect to Georgetown and Riverdale.

“Overlapping Fiscal Year” shall have the meaning set forth in Section 6.2(a).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Accounts” shall have the meaning set forth in Section 2.9(a).

“Parent Assets” shall have the meaning set forth in Section 2.2(b).

“Parent Board” shall have the meaning set forth in the Recitals.

“Parent Business” shall mean the containerboard, linerboard, medium recycled linerboard, recycled medium, saturating kraft, and fluff, market and specialty pulps businesses, operations, related processes and activities, and any other businesses, operations and activities not specifically included in the SpinCo Business, including the Industrial Packaging and Global Cellulose Fibers segments of Parent, in each case as conducted at any time prior to the Effective Time by either Party or any current or former member of its Group, but excluding the business, operations and activities primarily related to the SpinCo Assets and those businesses, operations or activities set forth on Schedule 1.3.

“Parent Employees” shall have the meaning set forth in the Employee Matters Agreement.

“Parent Environmental Liabilities” shall mean (a) the Liabilities set forth on Schedule 1.4 and (b) all Environmental Liabilities of any member of the Parent Group or a member of the SpinCo Group relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time, other than the SpinCo Environmental Liabilities.

“Parent Guarantees” shall mean guarantees, letters of credit, surety bonds and similar credit support obligations of any member of the SpinCo Group for the benefit of any member of the Parent Group.

“Parent Group” shall mean Parent and each Subsidiary of Parent (other than SpinCo and any other member of the SpinCo Group).

“Parent Indemnitees” shall have the meaning set forth in Section 4.2.

“Parent Liabilities” shall have the meaning set forth in Section 2.3(b).

“Parent Policies” shall mean those Insurance Policies in effect at any time prior to the Effective Time (a) where the first or primary named insured is or was a member of the Parent Group (including any predecessor entity of a member of the Parent Group) or (b) that were issued under global programs of Parent. A partial listing of such Insurance Policies, not intended to be comprehensive and for illustration only, is set forth on Schedule 1.5.

“Parent Shares” shall mean the shares of common stock, par value $1.00 per share, of Parent.

“Parties” shall mean Parent and SpinCo.

“Performing Party” shall have the meaning set forth in Section 4.11(a)(i).

“Permits” shall mean permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Printing Paper Products” shall mean uncoated freesheet, including cut size, forms and envelopes, commercial printing papers, converting papers, digital papers and office papers.

“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege, including the attorney-client and attorney work product privileges.

“Project Managers” shall have the meaning set forth in Section 2.13.

“Proposed Transfer” has the meaning set forth in Section 5.5(c).

“Public Filings” shall have the meaning set forth in Section 6.2(d).

“Record Date” shall mean the close of business on the date to be determined by the Parent Board as the record date for determining holders of Parent Shares entitled to receive SpinCo Shares in the Distribution.

“Record Holders” shall mean the holders of record of Parent Shares as of the Record Date.

“Registration Rights Agreement” shall mean the Stockholder and Registration Rights Agreement to be entered into by and between Parent and SpinCo in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, substantially in the form set forth on Exhibit D, as it may be amended from time to time.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including ambient air, surface water, groundwater, and surface or subsurface strata).

“Remediation Work” shall mean all actions required to (a) clean up, remove, treat or remediate Hazardous Materials, (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform pre-remedial studies and investigations and post-remedial monitoring and care or (d) respond to requests of any Governmental Authority for information relating to cleanup, removal, treatment or remediation of Hazardous Materials.

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Riverdale” shall mean Parent’s Riverdale mill located in Selma, Alabama.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

“Seller” shall have the meaning set forth in Section 5.5(c).

“Self-Insurance” shall mean deductibles, self-insured retentions, captive participation or other forms of self-insurance, including related fees and expenses.

“Separation” shall have the meaning set forth in the Recitals.

“Shared Contract” shall have the meaning set forth in Section 2.8(a).

“Software” shall mean all (a) computer programs, including all software implementation of algorithms, models and methodologies, whether in source code or other human readable form, object code, or other form, (b) databases and compilations, including all data and collections of data, whether machine readable or otherwise, (c) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) documentation, including user manuals and other training documentation, flow charts and other development materials, in each case relating to any of the foregoing.

“Specified Ancillary Agreements” shall have the meaning set forth in Section 10.16(b).

“SpinCo” shall have the meaning set forth in the Preamble.

“SpinCo Accounts” shall have the meaning set forth in Section 2.9(a).

“SpinCo Annual Financial Statements” shall have the meaning set forth in Section 6.2(c).

“SpinCo Assets” shall have the meaning set forth in Section 2.2(a).

“SpinCo Balance Sheet” shall mean the pro forma combined balance sheet of the SpinCo Business, including any notes and sub-ledgers thereto, as of June 30, 2021, as presented in the Information Statement.

“SpinCo Business” shall mean the uncoated freesheet papers, the commercial printing papers, the converting papers, the digital papers, the office papers, bristols, the specialty papers, liquid packaging board and coated unbleached kraft papers businesses, operations and activities, including the Printing Papers segment of Parent and those businesses, operations and activities set forth on Schedule 1.6, in each case as conducted at any time prior to the Effective Time by either Party or any current or former member of its Group, but excluding the business, operations and activities primarily related to the Parent Assets (including Riverdale and Georgetown).

“SpinCo Bylaws” shall mean the Amended and Restated Bylaws of SpinCo, substantially in the form set forth on Exhibit B.

“SpinCo Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of SpinCo, substantially in the form set forth on Exhibit C.

“SpinCo Contracts” shall mean the following contracts and agreements to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing; provided that SpinCo Contracts shall not include any contract or agreement that is contemplated to be retained by Parent or any member of the Parent Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement:

(a) (i) any customer or distribution contract or agreement entered into prior to the Effective Time exclusively related to the SpinCo Business and (ii) with respect to any customer or distribution contract or agreement entered into prior to the Effective Time that relates to the SpinCo Business but is not exclusively related to the SpinCo Business, that portion of any such customer or distribution contract or agreement that relates to the SpinCo Business;

(b) (i) any supply or vendor contract or agreement entered into prior to the Effective Time exclusively related to the SpinCo Business and (ii) with respect to any supply or vendor contract or agreement entered into prior to the Effective Time that relates to the SpinCo Business but is not exclusively related to the SpinCo Business, that portion of any such supply or vendor contract or agreement that relates to the SpinCo Business;

(c) any Intellectual Property or Software license agreement entered into prior to the Effective Time that is exclusively related to the SpinCo Business;

(d) any contract that is, or portion of any contract containing, any guarantee, indemnity, representation, covenant, warranty or other Liability of either Party or any member of its Group in respect of any other SpinCo Contract, any SpinCo Liability or the SpinCo Business;

(e) any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with any SpinCo Group Employee (as defined in the Employee Matters Agreement) or consultants of the SpinCo Group that are in effect as of the Effective Time;

(f) any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to SpinCo or any member of the SpinCo Group;

(g) any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements related exclusively to the SpinCo Business or entered into by or on behalf of any division, business unit or member of the SpinCo Group;

(h) any credit agreement, indenture, note or other financing agreement or instrument entered into by SpinCo or any member of the SpinCo Group in connection with the Separation, including any SpinCo Financing Arrangements;

(i) any other contract or agreement that is (x) related to the SpinCo Business or SpinCo Assets and (y) not used in the Parent Business in any material respect; and

(j) any contracts, agreements or settlements listed on Schedule 1.7, including the right to recover any amounts under such contracts, agreements or settlements.

“SpinCo Designees” shall mean all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by SpinCo that will be members of the SpinCo Group as of the Effective Time, including the Transferred Entities.

“SpinCo Discontinued Operations” shall mean all businesses, operations and activities terminated or discontinued prior to the Effective Time that (x) were primarily related to the SpinCo Business and (y) are not businesses, operations or activities of any Parent Asset as of the Effective Time. A partial listing of such SpinCo Discontinued Operations, not intended to be comprehensive and for illustration only, is set forth on Schedule 1.8.

“SpinCo Divested Operations” shall mean all businesses, operations and activities sold, divested or otherwise disposed of prior to the Effective Time that (x) were primarily related to the SpinCo Business and (y) are not businesses, operations or activities of any Parent Asset as of the Effective Time; but excluding those businesses, operations or activities listed on Schedule 1.9(a). A partial listing of such SpinCo Divested Operations, not intended to be comprehensive and for illustration only, is set forth on Schedule 1.9(b).

“SpinCo Environmental Liabilities” shall mean (a) the Liabilities set forth on Schedule 1.10, (b) all Environmental Liabilities relating to, arising out of or resulting from the SpinCo Assets, (c) all Environmental Liabilities relating to, arising out of or resulting from SpinCo Discontinued Operations, (d) all Environmental Liabilities relating to, arising out of or resulting from SpinCo Divested Operations and (e) Liabilities that are otherwise allocated to a member of the SpinCo Group pursuant to this Agreement, in each case excluding the Liabilities set forth on Schedule 1.4.

“SpinCo Financing Arrangements” shall have the meaning set forth in Section 2.14(a).

“SpinCo Guarantees” shall mean guarantees, letters of credit, surety bonds and similar credit support obligations of any member of the Parent Group for the benefit of any member of the SpinCo Group, including those obligations set forth on Schedule 1.11.

“SpinCo Group” shall mean (a) prior to the Effective Time, SpinCo and each Person that will be a Subsidiary of SpinCo as of immediately after the Effective Time, including the Transferred Entities, even if, prior to the Effective Time, such Person is not a Subsidiary of SpinCo; and (b) on and after the Effective Time, SpinCo and each Person that is a Subsidiary of SpinCo.

“SpinCo Indemnitees” shall have the meaning set forth in Section 4.3.

“SpinCo Intellectual Property” shall mean the registered Intellectual Property set forth on Schedule 1.12.

“SpinCo Know-How” shall mean all Know-How owned or licensed by either Party or any member of its Group exclusively used or exclusively held for use in the SpinCo Business as of the Effective Time, except as set forth on Schedule 1.13.

“SpinCo Liabilities” shall have the meaning set forth in Section 2.3(a).

“SpinCo NA” shall mean Sylvamo North America, LLC.

“SpinCo Permits” shall mean all Permits owned or licensed by either Party or any member of its Group exclusively used or exclusively held for use in the SpinCo Business as of the Effective Time.

“SpinCo Policies” shall mean those Insurance Policies in effect at the Effective Time (a) where the first or primary named insured is a member of the SpinCo Group, (b) that do not provide coverage for any member of Parent Group and (c) that are not Parent Policies. A partial listing of such Insurance Policies, not intended to be comprehensive and for illustration only, is set forth on Schedule 1.14.

“SpinCo Quarterly Financial Statements” shall have the meaning set forth in Section 6.2(b).

“SpinCo Shares” shall mean the shares of common stock, par value $1.00 per share, of SpinCo.

“SpinCo Software” shall mean all Software owned by either Party or member of its Group exclusively used in the SpinCo Business as of the Effective Time.

“Straddle Period” shall have the meaning set forth in Section 2.12.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture, partnership or other entity of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has voting power, either directly or indirectly, to elect a majority of the board of directors or similar governing body.

“Tangible Information” shall mean Information that is contained in written, electronic or other tangible forms.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and between Parent and SpinCo or members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, substantially in the form set forth on Exhibit E, as it may be amended from time to time.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Third Party” shall mean any Person other than the Parties and any members of their respective Groups.

“Third-Party Claim” shall have the meaning set forth in Section 4.5(a).

“Ticonderoga” shall mean SpinCo’s Ticonderoga paper mill located at 568 Shore-Airport Rd, Ticonderoga, NY 12883.

“Transfer” shall mean any direct or indirect sale, assignment, conveyance, lease, license, gift or other disposition (by operation of law or otherwise). “Transferee” shall have a correlative meaning.

“Transfer Documents” shall have the meaning set forth in Section 2.1(b).

“Transfer Notice” has the meaning set forth in Section 5.5(c).

“Transferred Entities” shall mean the entities set forth on Schedule 1.15.

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into by and between Parent and SpinCo or members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, substantially in the form set forth on Exhibit F, as it may be amended from time to time.

“Unreleased Parent Liability” shall have the meaning set forth in Section 2.5(b)(ii).

“Unreleased SpinCo Liability” shall have the meaning set forth in Section 2.5(b)(ii).

ARTICLE II

THE SEPARATION

2.1 Transfer of Assets and Assumption of Liabilities.

(a) At or prior to the Effective Time, in accordance with the plan set forth on Schedule 2.1(a) (the “Internal Reorganization”), but subject to Section 2.4:

(i) Transfer and Assignment of SpinCo Assets. Parent shall, and shall cause the applicable members of its Group to, contribute, assign, transfer, convey or deliver to SpinCo, or the applicable SpinCo Designees, or take such steps as may be necessary for SpinCo or such SpinCo Designees to succeed to, and SpinCo or such SpinCo Designees shall accept from Parent and the applicable members of the Parent Group, all of Parent’s and such Parent Group member’s respective direct or indirect right, title and interest in and to all of the SpinCo Assets (it being understood that if any SpinCo Asset shall be held by a Transferred Entity, such SpinCo Asset shall have been assigned, transferred, conveyed and delivered to SpinCo as a result of the transfer of all of the equity interests in such Transferred Entity from Parent or the applicable members of the Parent Group to SpinCo or the applicable SpinCo Designee);

(ii) Acceptance and Assumption of SpinCo Liabilities. SpinCo and the applicable SpinCo Designees shall accept, assume, agree faithfully to perform, discharge and fulfill, or succeed to, all the SpinCo Liabilities in accordance with their respective terms. SpinCo and such SpinCo Designees shall be responsible for all SpinCo Liabilities, regardless of when or where such SpinCo Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such SpinCo Liabilities are asserted or determined (including any SpinCo Liabilities arising out of claims made by Parent’s or SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(iii) Transfer and Assignment of Parent Assets. Parent and SpinCo shall cause SpinCo and the SpinCo Designees to contribute, assign, transfer, convey or deliver to Parent or certain members of the Parent Group designated by Parent, or take such steps as may be necessary for Parent or such members of the Parent Group to succeed to, and Parent or such other members of the Parent Group shall accept from SpinCo and the SpinCo Designees, all of SpinCo’s and such SpinCo Designees’ respective direct or indirect right, title and interest in and to all Parent Assets held by SpinCo or a SpinCo Designee; and

(iv) Acceptance and Assumption of Parent Liabilities. Parent and certain of members of the Parent Group designated by Parent shall accept and assume, agree faithfully to perform, discharge and fulfill, or succeed to, all of the Parent Liabilities held by SpinCo or any SpinCo Designee, and Parent and the applicable members of the Parent Group shall be responsible for all Parent Liabilities in accordance with their respective terms, regardless of when or where such Parent Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Effective Time, where or against whom such Parent Liabilities are asserted or determined (including any such Parent Liabilities arising out of claims made by Parent’s or SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b) Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of and succession to the Assets and the acceptance and assumption of, performance, discharge and fulfillment of and succession to the Liabilities in accordance with Section 2.1(a), each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, (i) such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of contribution, transfer, conveyance, assignment, delivery and succession as and to the extent necessary to evidence the contribution, transfer, conveyance, assignment, delivery and succession of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a) and (ii) such assumptions of contracts and other instruments of acceptance and assumption, performance, discharge and fulfillment and succession as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a). All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Transfer Documents.”

(c) Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party (or any member of such Party’s Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such other Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party (or to any member of such Party’s Group) so entitled thereto, and such Party (or member of such Party’s Group) shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for such other Person. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), either Party (or any member of such Party’s Group) shall receive or otherwise assume any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Liability to the Party responsible therefor (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept, assume and agree to faithfully perform such Liability.

(d) Waiver of Bulk-Sale and Bulk-Transfer Laws. SpinCo hereby waives compliance by each member of the Parent Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SpinCo Assets to any member of the SpinCo Group. Parent hereby waives compliance by each member of the SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Parent Assets to any member of the Parent Group.

(e) Ticonderoga Mill. The Parties hereby acknowledge and agree that Ticonderoga is being contributed, assigned, transferred, conveyed or delivered by Parent to SpinCo, or the applicable SpinCo Designee, subject to covenants applicable to Ticonderoga as the “New Mill” set forth in the Agreement of Settlement, dated September 23, 1974, by and between the State of Vermont and Parent, and SpinCo hereby agrees to comply with such covenants in its ownership of Ticonderoga.

2.2 SpinCo Assets; Parent Assets.

(a) SpinCo Assets. For purposes of this Agreement, “SpinCo Assets” shall mean:

(i) all issued and outstanding capital stock or other equity interests of the Transferred Entities that are owned by either Party or any members of its Group as of the Effective Time;

(ii) all Assets of either Party or any members of its Group included or reflected as assets of the SpinCo Group on the SpinCo Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the SpinCo Balance Sheet; provided that the amounts set forth on the SpinCo Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of SpinCo Assets pursuant to this clause (ii);

(iii) all Assets of either Party or any of the members of its Group as of the Effective Time that are of a nature or type that would have resulted in such Assets being included as Assets of SpinCo or members of the SpinCo Group on a pro forma combined balance sheet of the SpinCo Group or any notes or sub-ledgers thereto as of the Effective Time (were such balance sheet, notes and sub-ledgers to be prepared on a basis consistent with the determination of the Assets included on the SpinCo Balance Sheet), it being understood that (A) the SpinCo Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of SpinCo Assets pursuant to this clause (iii); and (B) the amounts set forth on the SpinCo Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of SpinCo Assets pursuant to this clause (iii);

(iv) all Assets of either Party or any of the members of its Group as of the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be transferred to SpinCo or any other member of the SpinCo Group;

(v) all SpinCo Contracts as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(vi) all SpinCo Intellectual Property, SpinCo Know-How and SpinCo Software as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(vii) all SpinCo Permits as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(viii) all Assets (other than Intellectual Property) of either Party or any of the members of its Group as of the Effective Time (x) related to, held for use in, arising from or produced by the operation of the SpinCo Business and (y) not used in the Parent Business in any material respect;

(ix) all rights, interests and claims of either Party or any of the members of its Group as of the Effective Time with respect to Information that is exclusively related to the SpinCo Assets, the SpinCo Liabilities, the SpinCo Business or the Transferred Entities and, subject to the provisions of the applicable Ancillary Agreements, a non-exclusive right to all Information that is related to, but not exclusively related to, the SpinCo Assets, the SpinCo Liabilities, the SpinCo Business or the Transferred Entities;

(x) all fixtures, machinery, equipment and furniture of either Party or any of the members of its Group located on real property owned by a member of the SpinCo Group;

(xi) all rights and interests in and to bank accounts used or held for use exclusively in the SpinCo Business, including any cash and cash equivalents held therein as of the Effective Time;

(xii) all rights and interests in and to the SpinCo Policies; and

(xiii) all Assets set forth on Schedule 2.2(a)(xiii).

Notwithstanding the foregoing, the SpinCo Assets shall not in any event include any Asset referred to in clauses (i) through (viii) of Section 2.2(b).

(b) Parent Assets. For the purposes of this Agreement, “Parent Assets” shall mean all Assets of either Party or the members of its Group as of the Effective Time, other than the SpinCo Assets, it being understood that the Parent Assets shall include:

(i) all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by Parent or any other member of the Parent Group, including Riverdale and Georgetown and the Assets related to such properties;

(ii) all contracts and agreements entered into by either Party or any of the members of its Group as of the Effective Time, other than the SpinCo Contracts;

(iii) other than the SpinCo Intellectual Property, SpinCo Know-How and SpinCo Software, all Intellectual Property and Software owned by either Party or any of the members of its Group as of the Effective Time, including the Intellectual Property set forth on Schedule 2.2(b)(iii);

(iv) all Permits of either Party or any of the members of its Group as of the Effective Time, other than the SpinCo Permits;

(v) all cash or cash equivalents of the Parties or any member of their respective Groups as of the Effective Time other than the cash or cash equivalents described in Section 2.2(a)(xi);

(vi) all Insurance Proceeds from claims under any Insurance Policy made by any of the Parties or any member of their respective Groups at any time prior to the Effective Time, including any such Insurance Proceeds collected from insurers after the Effective Time;

(vii) all proceeds (including Insurance Proceeds) from, and all other rights, interests and claims in or pursuant to, any settlement of claims entered into by the Parties or any member of their respective Groups with respect to the matters as set forth on Schedule 2.2(b)(vii); and

(viii) all Assets set forth on Schedule 2.2(b)(viii).

2.3 SpinCo Liabilities; Parent Liabilities.

(a) SpinCo Liabilities. For the purposes of this Agreement, “SpinCo Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:

(i) all Liabilities included or reflected as liabilities or obligations of SpinCo or the members of the SpinCo Group on the SpinCo Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the SpinCo Balance Sheet; provided that the amounts set forth on the SpinCo Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of SpinCo Liabilities pursuant to this clause (i);

(ii) all Liabilities as of the Effective Time that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of SpinCo or the members of the SpinCo Group on a pro forma combined balance sheet of the SpinCo Group or any notes or sub-ledgers thereto as of the Effective Time (were such balance sheet, notes and sub-ledgers to be prepared on a basis consistent with the determination of the Liabilities included on the SpinCo Balance Sheet), it being understood that (A) the SpinCo Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of SpinCo Liabilities pursuant to this clause (ii); and (B) the amounts set forth on the SpinCo Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of SpinCo Liabilities pursuant to this clause (ii);

(iii) other than with respect to the other business, operations, activities or Liabilities addressed in clauses (iv), (v), (vi), (vii) and (viii) of this Section 2.3(a), all Liabilities relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the SpinCo Business or a SpinCo Asset;

(iv) all Liabilities relating to, arising out of or resulting from any businesses sold, divested or otherwise disposed of by any member of the SpinCo Group or any SpinCo Divested Operations;

(v) all Liabilities relating to, arising out of or resulting from the SpinCo Discontinued Operations;

(vi) the applicable portion of all Liabilities set forth on Schedule 2.3(a)(vi);

(vii) all SpinCo Environmental Liabilities;

(viii) all Latent Injury Liabilities (A) arising out of or relating to exposure to any product or premises associated with the SpinCo Business, including all such Liabilities arising out of Hammermill Operations, (B) arising out of or relating to exposure to a SpinCo Asset or (C) arising out of or relating to SpinCo Discontinued Operations or SpinCo Divested Operations, in each case including those Liabilities set forth on Schedule 2.3(a)(viii);

(ix) all Liabilities relating to, arising out of or resulting from business, operations or activities in the jurisdictions set forth on Schedule 2.3(a)(ix) of any member of the SpinCo Group or, prior to the Effective Time, any member of the Parent Group;

(x) all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed by SpinCo or any other member of the SpinCo Group, including all Liabilities under the SpinCo Financing Arrangements, and all agreements, obligations and Liabilities of any member of the SpinCo Group under this Agreement or any of the Ancillary Agreements; and

(xi) (A) all Liabilities arising out of litigation or other claims made by any Third Party (including Parent’s or SpinCo’s respective directors, officers, shareholders, employees or agents) against, or any investigations, sanctions or orders of any Governmental Authority in respect of or binding upon, any member of the Parent Group or the SpinCo Group to the extent (1) the facts underlying such litigation, claim, investigation, sanction or order relate to, arise out of or result from the conduct of the SpinCo Business, the SpinCo Assets or the other business, operations, activities or Liabilities referred to in clauses (i) through (x) of this Section 2.3(a), or (2) such litigation, claim, investigation, sanction or order includes or is based on allegations relating to, arising out of or resulting from any member of the Parent Group’s or of the SpinCo Group’s direct or indirect beneficial ownership of the equity interests of any member of the SpinCo Group prior to the Effective Time or any member of the Parent Group’s or of the SpinCo Group’s management, oversight, supervision or operation of the SpinCo Business, the SpinCo Assets, the Business Employees or the SpinCo Liabilities prior to the Effective Time, and (B) all Liabilities relating to, arising out of or resulting from any matter set forth on Schedule 2.3(a)(x); it being understood that to the extent any such litigation, claim, investigation, sanction or order includes or is based on allegations relating to, arising out of or resulting from any member of the SpinCo Group’s direct or indirect beneficial ownership of the capital stock of any member of the Parent Group prior to the Effective Time, any such Liabilities shall be Parent Liabilities, and not SpinCo Liabilities;

provided that, notwithstanding the foregoing, all Liabilities set forth on Schedule 2.3(b)(i), Schedule 2.3(b)(iii), Schedule 2.3(b)(v), Schedule 1.4 and any Liabilities of any member of the Parent Group pursuant to the Ancillary Agreements shall not be SpinCo Liabilities but instead shall be Parent Liabilities.

(b) Parent Liabilities. For the purposes of this Agreement, “Parent Liabilities” shall mean all Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) of any member of the Parent Group and, prior to the Effective Time, any member of the SpinCo Group, in each case that are not SpinCo Liabilities, including:

(i) all Liabilities set forth on Schedule 2.3(b)(i);

(ii) all Parent Environmental Liabilities;

(iii) all Latent Injury Liabilities arising out of the businesses, operations and activities set forth on Schedule 2.3(b)(iii);

(iv) all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed by Parent or any other member of the Parent Group, and all agreements, obligations and Liabilities of any member of the Parent Group under this Agreement or any of the Ancillary Agreements; and

(v) (A) all Liabilities arising out of litigation or other claims made by any Third Party (including Parent’s or SpinCo’s respective, directors, officers, stockholders, employees and agents) against, or any investigations, sanctions or orders of any Governmental Authority in respect of or binding upon, any member of the Parent Group or the SpinCo Group to the extent the facts underlying such litigation, claim, investigation, sanction or order, relate to, arise out of or result from the conduct of the Parent Business, the Parent Assets, the Parent Employees or the other Liabilities of Parent referred to in the foregoing clauses (i), (ii) and (iii), and (B) all Liabilities relating to, arising out of or resulting from any matter set forth on Schedule 2.3(b)(v).

2.4 Approvals and Notifications.

(a) Approvals and Notifications for SpinCo Assets. To the extent that the contribution, assignment, transfer, conveyance or delivery of or succession to any SpinCo Asset, or the acceptance or assumption of, performance, discharge and fulfillment of, or succession to any SpinCo Liability, in each case under Section 2.1, is determined to be a transfer or assignment that requires any Approvals or Notifications, or to the extent that the Separation, or the Distribution requires any Approvals or Notifications, the Parties shall use commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Parent and SpinCo, neither Parent nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b) Delayed SpinCo Transfers. If and to the extent that the valid, complete and perfected contribution, assignment, transfer, conveyance or delivery to or succession of the SpinCo Group of any SpinCo Asset or acceptance or assumption by, performance, discharge and fulfillment by, or succession by the SpinCo Group of any SpinCo Liability would be a violation of applicable Law or requires any Approvals or Notifications in connection with the Separation or the Distribution that have not been obtained or made by the Effective Time, then, unless the Parties otherwise agree, the contribution, assignment, transfer, conveyance or delivery to or succession of the SpinCo Group of such SpinCo Assets, or the acceptance or assumption by, performance, discharge and fulfillment of or succession by the SpinCo Group to such SpinCo Liabilities, as the case may be, shall be automatically deemed deferred, and any of the foregoing shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such SpinCo Assets or SpinCo Liabilities shall continue to constitute SpinCo Assets and SpinCo Liabilities for all other purposes of this Agreement.

(c) Treatment of Delayed SpinCo Assets and Delayed SpinCo Liabilities. (i) If any contribution, assignment, transfer, conveyance or delivery of or succession to any SpinCo Asset or any acceptance or assumption of, performance, discharge and fulfillment of or succession to any SpinCo Liability intended to be contributed, assigned, transferred, conveyed, delivered, succeeded to, accepted, assumed, or performed, discharged or fulfilled hereunder, as the case may be, is not consummated at or prior to the Effective Time, whether as a result of the provisions of Section 2.4(b) or for any other reason, and (ii) with respect to the agreements set forth on Schedule 2.4(c), which such agreements shall not be contributed, assigned, transferred, conveyed, delivered, succeeded to, accepted, assumed, or performed, discharged or fulfilled pursuant to Section 2.1(a) (notwithstanding anything therein to the contrary) (any such SpinCo Asset, a “Delayed SpinCo Asset” and any such SpinCo Liability, a “Delayed SpinCo Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the Parent Group retaining such Delayed SpinCo Asset or such Delayed SpinCo Liability, as the case may be, shall thereafter hold such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, for the use and benefit of the member of the SpinCo Group entitled thereto (at the expense of the member of the SpinCo Group entitled thereto), and such member of the SpinCo Group shall be afforded all the benefits and burdens of such Delayed SpinCo Asset or Delayed SpinCo Liability, as applicable. In addition, the member of the Parent Group retaining such Delayed SpinCo Asset or such Delayed SpinCo Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed SpinCo Asset or Delayed SpinCo Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the SpinCo Group to whom such Delayed SpinCo Asset is to be contributed, assigned, transferred, conveyed or succeeded to, or which is to accept or assume, perform, discharge and fulfill or succeed to, such Delayed SpinCo Liability, as the case may be, in order to place such member of the SpinCo Group in a substantially similar position as if such Delayed SpinCo Asset or Delayed SpinCo Liability had been contributed, assigned, transferred, conveyed, succeeded to, accepted, assumed or performed, discharged or fulfilled as contemplated hereby and so that all the benefits and burdens relating to such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the SpinCo Group.

(d) Transfer of Delayed SpinCo Assets and Delayed SpinCo Liabilities. Other than with respect to the agreements set forth on Schedule 2.4(c), if and when the Approvals or Notifications, the absence of which caused the deferral of contribution, assignment, transfer, conveyance or delivery of or succession to any Delayed SpinCo Asset or the deferral of acceptance or assumption of, performance, discharge and fulfillment of or succession to any Delayed SpinCo Liability pursuant to Section 2.4(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed SpinCo Asset or the assumption of any Delayed SpinCo Liability have been removed, the contribution, assignment, transfer, conveyance or delivery of or succession to the applicable Delayed SpinCo Asset or the acceptance and assumption of, performance, discharge and fulfillment of or succession to the applicable Delayed SpinCo Liability, as the case may be, shall be effected in accordance with the terms of this Agreement or the applicable Ancillary Agreement.

(e) Costs for Delayed SpinCo Assets and Delayed SpinCo Liabilities. Any member of the Parent Group retaining a Delayed SpinCo Asset or Delayed SpinCo Liability as a result of the deferral of the contribution, assignment, transfer, conveyance or delivery of or succession to such Delayed SpinCo Asset or the deferral of the acceptance or assumption of, performance, discharge and fulfillment of or succession to such Delayed SpinCo Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by SpinCo or the member of the SpinCo Group entitled to the Delayed SpinCo Asset or Delayed SpinCo Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by SpinCo or the member of the SpinCo Group entitled to such Delayed SpinCo Asset or Delayed SpinCo Liability.

(f) Approvals and Notifications for Parent Assets. To the extent that the contribution, assignment, transfer, conveyance or delivery of or succession to any Parent Asset or the acceptance or assumption of, performance, discharge and fulfillment, or succession to any Parent Liability, in each case under Section 2.1, requires any Approvals or Notifications, the Parties shall use commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Parent and SpinCo, neither Parent nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(g) Delayed Parent Transfers. If and to the extent that the valid, complete and perfected contribution, assignment, transfer, conveyance or delivery to or succession of the Parent Group of any Parent Asset or acceptance or assumption by, performance, discharge and fulfillment by, or succession by the Parent Group of any Parent Liability would be a violation of applicable Law or requires any Approval or Notification that has not been obtained or made by the Effective Time, then, unless the Parties otherwise agree, the contribution, assignment, transfer, conveyance, delivery or succession to the Parent Group of such Parent Assets or the acceptance or assumption by, performance, discharge and fulfillment of or succession by the Parent Group to such Parent Liability, as the case may be, shall be automatically deemed deferred, and any of the foregoing shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made. Notwithstanding the foregoing, any such Parent Assets or Parent Liabilities shall continue to constitute Parent Assets and Parent Liabilities for all other purposes of this Agreement.

(h) Treatment of Delayed Parent Assets and Delayed Parent Liabilities. (i) If any contribution, assignment, transfer, conveyance or delivery of or succession to any Parent Asset or any acceptance or assumption of, performance, discharge and fulfillment of or succession to any Parent Liability intended to be contributed, assigned, transferred, conveyed, delivered, succeeded to, accepted, assumed, or performed, discharged or fulfilled hereunder, as the case may be, is not consummated at or prior to the Effective Time whether as a result of the provisions of Section 2.4(g) or for any other reason, and (ii) with respect to the agreements set forth on Schedule 2.4(h), which such agreements shall not be contributed, assigned, transferred, conveyed, delivered, succeeded to, accepted, assumed, or performed, discharged or fulfilled pursuant to Section 2.1(a) (notwithstanding anything therein to the contrary) (any such Parent Asset, a “Delayed Parent Asset” and any such Parent Liability, a “Delayed Parent Liability”), then, subject to applicable Law, the member of the SpinCo Group retaining such Delayed Parent Asset or such Delayed Parent Liability, as the case may be, shall thereafter hold such Delayed Parent Asset or Delayed Parent Liability, as the case may be, for the use and benefit of the member of the Parent Group entitled thereto (with associated costs being for the account of the member of the Parent Group entitled thereto), and such member of the Parent Group shall be afforded all the benefits and burdens of such Delayed Parent Asset or Delayed Parent Liability, as applicable. In addition, the member of the SpinCo Group retaining such Delayed Parent Asset or such Delayed Parent Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Parent Asset or Delayed Parent Liability in the ordinary course of business in accordance with past practice. Such member of the SpinCo Group shall also take such other actions as may be reasonably requested by the member of the Parent Group to which such Delayed Parent Asset is to be contributed, assigned, transferred, conveyed or succeeded to, or which is to accept or assume, perform, discharge and fulfill or succeed to, such Delayed Parent Liability, as the case may be, in order to place such member of the Parent Group in a substantially similar position as if such Delayed Parent Asset or Delayed Parent Liability had been contributed, assigned, transferred, conveyed, succeeded to, accepted, assumed or performed, discharged or fulfilled and so that all the benefits and burdens relating to such Delayed Parent Asset or Delayed Parent Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the Parent Group.

(i) Transfer of Delayed Parent Assets and Delayed Parent Liabilities. Other than with respect to the agreements set forth on Schedule 2.4(h), if and when the Approvals or Notifications, the absence of which caused the deferral of contribution, assignment, transfer, conveyance or delivery of or succession to any Delayed Parent Asset or the deferral of acceptance or assumption of, performance, discharge and fulfillment of or succession to any Delayed Parent Liability, are obtained or made, and, if and when any other legal impediments for the contribution, assignment, transfer, conveyance or delivery of or succession to any Delayed Parent Asset or the acceptance and assumption of, performance, discharge and fulfillment of or succession to any Delayed Parent Liability have been removed, the transfer or assignment of the applicable Delayed Parent Asset or the assumption of the applicable Delayed Parent Liability, as the case may be, shall be effected in accordance with the terms of this Agreement or the applicable Ancillary Agreement.

(j) Costs for Delayed Parent Assets and Delayed Parent Liabilities. Any member of the SpinCo Group retaining a Delayed Parent Asset or Delayed Parent Liability as a result of the deferral of the contribution, assignment, transfer, conveyance or delivery of or succession to such Delayed Parent Asset or the deferral of the acceptance or assumption of, performance, discharge and fulfillment of or succession to such Delayed Parent Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by Parent or the member of the Parent Group entitled to the Delayed Parent Asset or Delayed Parent Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Parent or the member of the Parent Group entitled to such Delayed Parent Asset or Delayed Parent Liability.

2.5 Novation of Liabilities.

(a) Novation of SpinCo Liabilities.

(i) Except as set forth in Schedule 2.5(a), each of Parent and SpinCo, at the request of the other, shall use commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all SpinCo Liabilities and obtain in writing the unconditional release of each member of the Parent Group that is a party to any such arrangements, so that, in any such case, the members of the SpinCo Group shall be solely responsible for such SpinCo Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Parent nor SpinCo shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.

(ii) If Parent or SpinCo is unable to obtain, or to cause to be obtained, any consent, substitution, approval, amendment or release referred to in clause (i) of this Section 2.5(a) and the applicable member of the Parent Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased SpinCo Liability”), SpinCo shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the Parent Group, as the case may be, (A) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Parent Group that constitute Unreleased SpinCo Liabilities from and after the Effective Time and (B) use commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge that is permitted to be made by the obligee thereunder on any member of the Parent Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased SpinCo Liabilities shall otherwise become assignable or able to be novated, Parent shall promptly assign, or cause to be assigned, and SpinCo or the applicable SpinCo Group member shall assume, such Unreleased SpinCo Liabilities without exchange of further consideration.

(b) Novation of Parent Liabilities.

(i) Each of Parent and SpinCo, at the request of the other, shall use commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Parent Liabilities and obtain in writing the unconditional release of each member of the SpinCo Group that is a party to any such arrangements, so that, in any such case, the members of the Parent Group shall be solely responsible for such Parent Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Parent nor SpinCo shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.

(ii) If Parent or SpinCo is unable to obtain, or to cause to be obtained, any consent, substitution, approval, amendment or release referred to in clause (i) of this Section 2.5(b) and the applicable member of the SpinCo Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Parent Liability”), Parent shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the SpinCo Group, as the case may be, (A) pay, perform and discharge fully all the obligations or other Liabilities of such member of the SpinCo Group that constitute Unreleased Parent Liabilities from and after the Effective Time and (B) use commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge that is permitted to be made by the obligee thereunder on any member of the SpinCo Group. If and when any such consent, substitution, approval, amendment or release shall be obtained, or the Unreleased Parent Liabilities shall otherwise become assignable or able to be novated, SpinCo shall promptly assign, or cause to be assigned, and Parent or the applicable Parent Group member shall assume, such Unreleased Parent Liabilities without exchange of further consideration.

2.6 Release of Guarantees. In furtherance of, and not in limitation of, the obligations set forth in Section 2.5:

(a) Other than with respect to the guarantees set forth on Schedule 2.6, at or prior to the Effective Time or as soon as practicable thereafter, each of Parent and SpinCo shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such other Party’s Group, use commercially reasonable efforts to (i) have any member(s) of the Parent Group removed as guarantor of or obligor for any SpinCo Guarantee, including the removal of any Security Interest on or in any Parent Asset that may serve as collateral or security for any such SpinCo Guarantee; and (ii) have any member(s) of the SpinCo Group removed as guarantor of or obligor for any Parent Guarantee, including the removal of any Security Interest on or in any SpinCo Asset that may serve as collateral or security for any such Parent Guarantee.

(b) To the extent required to obtain a release from:

(i) any SpinCo Guarantee of a member of the Parent Group, SpinCo shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which such agreement shall include the removal of any Security Interest on or in any Parent Asset that may serve as collateral or security for any such SpinCo Guarantee, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which SpinCo would be reasonably unable to comply or (B) which SpinCo would not reasonably be able to avoid breaching; and

(ii) any Parent Guarantee of any member of the SpinCo Group, Parent shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any SpinCo Asset that may serve as collateral or security for any such Parent Guarantee, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which Parent would be reasonably unable to comply or (B) which Parent would not reasonably be able to avoid breaching.

(c) Except as otherwise expressly agreed in any Ancillary Agreement, if Parent or SpinCo is unable to obtain, or to cause to be obtained, any such removal or release referred to in Section 2.6(a) or (b), (i) the Party or the relevant member of its Group that has assumed the Liability, with respect to which such SpinCo Guarantee or Parent Guarantee, as the case may be, relates, shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (ii) each of Parent and SpinCo, on behalf of itself and the other members of their respective Group, agrees not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of such other Party’s Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party.

2.7 Termination of Agreements.

(a) Except as set forth in Section 2.7(b), in furtherance of the releases and other provisions of Section 4.1, SpinCo and each member of the SpinCo Group, on the one hand, and Parent and each member of the Parent Group, on the other hand, hereby terminate all agreements, arrangements, commitments or understandings, whether or not in writing, between or among SpinCo or any member of the SpinCo Group, on the one hand, and Parent or any member of the Parent Group, on the other hand, effective as of the Effective Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.7(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Effective Time); (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.7(b)(ii); (iii) any agreements, arrangements, commitments or understandings to which any Third Party is a party; (iv) any intercompany accounts payable or accounts receivable between any member of the Parent Group, on the one hand, and any member of the SpinCo Group, on the other hand, outstanding as of the Effective Time, which shall be settled in the manner contemplated by Section 2.7(c) (provided, however, the provisions of Section 2.7(a) shall apply to any agreements, arrangements, commitments or understandings from which such intercompany accounts payable or accounts receivable have arisen); (v) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of Parent or SpinCo, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests shall be disregarded for purposes of determining whether a Subsidiary is wholly owned); and (vi) any Shared Contracts.

(c) Except as set forth on Schedule 2.7(c), all of the intercompany accounts receivable and accounts payable between any member of the Parent Group, on the one hand, and any member of the SpinCo Group, on the other hand, outstanding as of the Effective Time shall, as promptly as practicable after the Effective Time, be repaid, settled or otherwise eliminated by means of cash payments, a dividend, capital contribution, a combination of the foregoing or otherwise, as determined by Parent in its sole and absolute discretion. If, for any reason, any intercompany accounts receivable and accounts payable between any member of the Parent Group, on the one hand, and any member of the SpinCo Group, on the other hand, outstanding as of the Effective Time (other than those set forth on Schedule 2.7(c)) is not repaid, settled or otherwise eliminated promptly after the Effective Time, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable to repay, settle or otherwise eliminate such intercompany accounts receivable or accounts payable in a manner that would have a substantially similar effect (including with respect to Taxes) on the Parent Group and the SpinCo Group as if such repayment, settlement or elimination occurring promptly after the Effective Time.

2.8 Treatment of Shared Contracts.

(a) Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree, or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.8 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, any contract or agreement, a portion of which is a SpinCo Contract, but the remainder of which is a Parent Asset (any such contract or agreement, a “Shared Contract”), shall be assigned in relevant part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, at or after the

Effective Time, so that each Party or the member of its Group shall, as of the Effective Time, be entitled to the rights and benefits and shall assume the related portion of any Liabilities, inuring to its respective businesses; provided, however, that (i) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the SpinCo Group or the Parent Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the SpinCo Business or the Parent Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to a member of the applicable Group pursuant to this Section 2.8 (or appropriately amended), and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.8 (or appropriately amended).

(b) Each of Parent and SpinCo shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, or Liabilities of, as applicable, such Party, or the members of its Group, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment, in each case, except as required by applicable Law.

(c) Nothing in this Section 2.8 shall require any member of either Group to make any non-de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non-de minimis obligation or grant any non-de minimis concession for the benefit of any member of the other Group in order to effect any transaction contemplated by this Section 2.8.

2.9 Bank Accounts; Cash Balances.

(a) Each Party shall take, or cause the members of its Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by SpinCo or any other member of the SpinCo Group (collectively, the “SpinCo Accounts”) and all contracts or agreements governing each bank or brokerage account owned by Parent or any other member of the Parent Group (collectively, the “Parent Accounts”) so that each such SpinCo Account and Parent Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any Parent Account or SpinCo Account, respectively, is no longer Linked to such Parent Account or SpinCo Account, respectively.

(b) With respect to any outstanding checks issued or payments initiated by Parent, SpinCo or any of the members of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.

(c) As between Parent and SpinCo (and the members of their respective Groups), all payments made and reimbursements received after the Effective Time by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group) shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall, or shall cause the applicable member of its Group to, pay over to the other Party the amount of such payment or reimbursement without right of set-off.

2.10 Ancillary Agreements. Effective at or prior to the Effective Time, each of Parent and SpinCo shall, or shall cause the applicable members of their Groups to, execute and deliver all Ancillary Agreements and the agreements set forth on Schedule 2.10 to which it or such member, as applicable, is a party.

2.11 Disclaimer of Representations and Warranties. Each of Parent (on behalf of itself and each member of the Parent Group) and SpinCo (on behalf of itself and each member of the SpinCo Group) acknowledges and agrees that, except as expressly set forth herein or in any Ancillary Agreement, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise, is representing or warranting in any way as to the assets, businesses or liabilities transferred or assumed as contemplated hereby or thereby, as to any consents or approvals required in connection herewith or therewith, as to the value or freedom from any security interests of, or any other matter concerning, any assets of such party, or as to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset, including any accounts receivable, of any party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder or thereunder to convey title to any asset, right or property upon the execution, delivery and filing hereof or thereof. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (A) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (B) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

2.12 Financial Information Certifications. Parent’s disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are applicable to the SpinCo Group as Parent’s Subsidiaries prior to the Effective Time. In order to enable the principal executive officer and principal financial officer of SpinCo to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002 following the Distribution in respect of any quarterly or annual fiscal period of SpinCo, that begins on or prior to the Distribution Date (a “Straddle Period”), upon twenty (20) Business Days’ (or such shorter period as may elapse between the Effective Time and the due date for such filing) advance written request by SpinCo, Parent shall provide SpinCo with one (1) or more certifications with respect to such disclosure controls and procedures and the effectiveness thereof and whether there were any changes in the internal controls over financial reporting that have materially affected or are reasonably likely to materially affect the internal control over financial reporting, which certification(s) shall (a) be with respect to the portion of the applicable Straddle Period on or prior to the Distribution Date (it being understood that no certification need be provided with respect to any period or portion of any period after the Distribution Date) and (b) be in substantially the same form as those that had been provided by officers or employees of Parent in similar certifications delivered prior to the Distribution Date, with such changes thereto as Parent may reasonably determine. Such certification(s) shall be provided by Parent (and not by any officer or employee in his or her individual capacity).

2.13 Transition Management. Prior to the Effective Time, the Parties shall appoint one or more project managers (the “Project Managers”) who shall be responsible for monitoring and managing all matters related to any of the transactions contemplated by this Agreement or any of the Ancillary Agreements. The Project Managers shall establish general procedures for managing the responsibilities delegated to it under this Section 2.13, and may modify such procedures from time to time. All decisions by the Project Managers shall be effective only if agreed by Project Managers of both Parties. The Parties shall utilize the procedures set forth in Article VII to resolve any matters as to which the Project Managers are not able to reach a decision.

2.14 SpinCo Financing Arrangements; Cash Transfer.

(a) Prior to the Effective Time, (i) SpinCo or other member(s) of the SpinCo Group shall enter into one or more financing arrangements and agreements, on such terms and conditions as determined by Parent in its sole discretion, pursuant to which it or they shall borrow a principal amount of up to $1,520,000,000 (the “SpinCo Financing Arrangements”), (ii) SpinCo or such other member(s) of the SpinCo Group that entered into the SpinCo Financing Arrangements shall distribute, convey or otherwise transfer in the manner determined by Parent all or a portion of the net proceeds from the SpinCo Financing Arrangements plus available cash on hand to Parent or other member(s) of the Parent Group (the “Cash Transfer”).

(b) Parent and SpinCo shall take all necessary actions to ensure the full release and discharge of Parent and the other members of the Parent Group from all obligations pursuant to the SpinCo Financing Arrangements as of no later than the Effective Time. The Parties agree that SpinCo or another member of the SpinCo Group, as the case may be, and not Parent or any member of the Parent Group, are and shall be responsible for all costs and expenses incurred in connection with the SpinCo Financing Arrangements (other than legal fees and expenses that are allocated in accordance with Section 10.10).

(c) Prior to the Effective Time, Parent and SpinCo shall cooperate in the preparation of all materials as may be necessary or advisable to execute the SpinCo Financing Arrangements. Without limiting the foregoing, prior to the Effective Time, Parent and SpinCo shall participate in the preparation of all materials and presentations as may be reasonably necessary to obtain funding pursuant to the SpinCo Financing Arrangements, including rating agency presentations necessary to obtain the requisite ratings needed to obtain the financing under any of the SpinCo Financing Arrangements.

ARTICLE III

THE DISTRIBUTION

3.1 Sole and Absolute Discretion; Cooperation.

(a) Parent shall, in its sole and absolute discretion, determine the terms of the Distribution, including the form, structure and terms of any transaction(s) or offering(s) to effect the Distribution and the timing and conditions to the consummation of the Distribution. In addition, Parent may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Nothing herein shall in any way limit Parent’s right to terminate this Agreement or the Distribution as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX.

(b) SpinCo shall cooperate with Parent to accomplish the Distribution and shall, at Parent’s direction, promptly take all actions necessary or desirable to effect the Distribution, including in respect of the registration under the Exchange Act of SpinCo Shares on the Form 10. Parent shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation or exchange agent and financial, legal, accounting and other advisors for Parent. SpinCo and Parent, as the case may be, shall provide to the Agent any information required in order to complete the Distribution.

3.2 Actions Prior to the Distribution. Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a) Notice to NYSE. Parent shall, to the extent possible, give the NYSE advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b) SpinCo Certificate of Incorporation and SpinCo Bylaws. On or prior to the Distribution Date, Parent and SpinCo shall take all necessary actions so that, as of the Effective Time, the SpinCo Certificate of Incorporation and the SpinCo Bylaws shall become the certificate of incorporation and bylaws of SpinCo, respectively.

(c) SpinCo Directors and Officers. On or prior to the Distribution Date, Parent and SpinCo shall take all necessary actions so that as of the Effective Time: (i) the directors and executive officers of SpinCo shall be those set forth in the Information Statement, unless otherwise agreed by the Parties; (ii) each individual referred to in clause (i) shall have resigned from his or her position, if any, as a member of the Parent Board or as an executive officer of Parent; and (iii) SpinCo shall have such other officers as SpinCo shall appoint.

(d) NYSE Listing. SpinCo shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the SpinCo Shares to be distributed in the Distribution on the NYSE, subject to official notice of distribution.

(e) Securities Law Matters. SpinCo shall file such amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. Parent and SpinCo shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit plans and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Parent and SpinCo shall prepare, and SpinCo shall, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters that Parent determines are necessary or desirable to effectuate the Distribution, and Parent and SpinCo shall use reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Parent and SpinCo shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(f) Information Statement. Parent shall, as soon as is reasonably practicable after the Form 10 is declared effective under the Exchange Act and the Parent Board has approved the Distribution, cause the Information Statement to be sent or otherwise made available to holders of Parent Shares.

(g) The Distribution Agent. Parent shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

(h) Stock-Based Employee Benefit Plans. Parent and SpinCo shall take such actions as may be necessary to approve the grants of adjusted equity awards by Parent (in respect of Parent shares) and SpinCo (in respect of SpinCo shares) in connection with the Distribution in order to satisfy the requirements of Rule 16b-3 under the Exchange Act.

(i) Certain Tax Filings. On or prior to the Distribution Date, SpinCo shall provide to Parent (A) a completed and executed IRS Form 8832 electing to classify Global Holdings I, LLC as an association taxable as a corporation for U.S. federal income tax purposes pursuant to section 301.7701-3 of the Treasury Regulations as of a date prior to the Distribution specified by Parent, (B) a completed and executed IRS

Form 8832 electing to classify International Paper Investment (France) S.A.S. as an association taxable as a corporation for U.S. federal income tax purposes pursuant to section 301.7701-3 of the Treasury Regulations as of a date prior to the Distribution specified by Parent and (C) a completed and executed IRS Form 1122 for each of SpinCo, Global Holdings I, LLC and Global Holdings II, LLC, consenting to the inclusion of each of SpinCo, Global Holdings I LLC and Global Holdings II, LLC in Parent’s 2021 U.S. consolidated federal income tax return.

3.3 Conditions to the Distribution.

(a) The consummation of the Distribution shall be subject to the satisfaction, or waiver by Parent in its sole and absolute discretion, of the following conditions:

(i) The SEC shall have declared effective the Form 10, and the Form 10 shall not be the subject of any stop order or any legal, administrative, arbitral or other action, suit, investigation, proceeding, complaint, indictment or litigation by the SEC seeking a stop order.

(ii) The Information Statement shall have been sent or otherwise made available to holders of Parent Shares.

(iii) Parent shall have received an opinion from a nationally recognized accounting firm or tax counsel or a private letter ruling from the IRS satisfactory to the Parent Board, subject to the accuracy of and compliance with certain representations, assumptions and covenants, regarding the qualification of the Distribution and certain related transactions as a transaction that is generally tax-free for U.S. federal income tax purposes to Parent, SpinCo and Parent’s shareholders.

(iv) The transfer of the SpinCo Assets (other than any Delayed SpinCo Asset) and SpinCo Liabilities (other than any Delayed SpinCo Liability) contemplated to be transferred from Parent to SpinCo on or prior to the Distribution shall have occurred as contemplated by Section 2.1, and the transfer of the Parent Assets (other than any Delayed Parent Asset) and Parent Liabilities (other than any Delayed Parent Liability) contemplated to be transferred from SpinCo to Parent on or prior to the Distribution Date shall have occurred as contemplated by Section 2.1, in each case pursuant to the Internal Reorganization.

(v) Parent shall have received one or more opinions (which have not been withdrawn or adversely modified) in customary form from one or more nationally recognized valuation or accounting firms or investment banks as to (A) the adequacy of surplus under Delaware Law with respect to SpinCo to effect the Cash Transfer and the solvency of SpinCo after giving effect to the Cash Transfer and (B) the adequacy of surplus under New York Law with respect to Parent to effect the Distribution and the solvency of Parent after giving effect to the Distribution.

(vi) The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities Laws or blue sky Laws and the rules and regulations thereunder shall have been taken or made, and, where applicable, have become effective or been accepted.

(vii) Each of the Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto.

(viii) No Governmental Authority of competent jurisdiction shall have issued or entered into any injunction or other decree, order, judgment, writ, stipulation, award or temporary restraining order, and no applicable Law shall have been enacted or promulgated, in each case that (whether temporary or permanent) has the effect of enjoining or otherwise prohibiting the consummation of the Separation, the Distribution or any of the transactions related thereto.

(ix) The SpinCo Shares to be distributed in the Distribution shall have been accepted for listing on the NYSE, subject to official notice of distribution.

(x) (A) SpinCo or other members of its Group shall have assumed or entered into the SpinCo Financing Arrangements and incurred at least an aggregate of $1,500,000,000 of new indebtedness pursuant thereto, and (B) Parent shall have received the proceeds from the Cash Transfer and shall be satisfied in its sole and absolute discretion that, as of the Effective Time, it and the members of its Group shall have no further Liability under the SpinCo Financing Arrangements.

(xi) No other events or developments shall exist or shall have occurred that, in the judgment of the Parent Board, in its sole and absolute discretion, makes it inadvisable to effect the Separation, the Distribution or the transactions contemplated by this Agreement or any Ancillary Agreement.

(b) The foregoing conditions are for the sole benefit of Parent and shall not give rise to or create any duty on the part of Parent or the Parent Board to waive or not waive any such condition or in any way limit Parent’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX. Any determination made by the Parent Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3(a) shall be conclusive and binding on the Parties. If Parent waives any material condition, it shall promptly issue a press release disclosing such fact and file a Current Report on Form 8-K with the SEC describing such waiver.

3.4 The Distribution.

(a) Subject to Section 3.3, at or prior to the Effective Time, SpinCo shall deliver to the Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding SpinCo Shares as is necessary to effect the Distribution, and shall cause the transfer agent for the Parent Shares to instruct the Agent to distribute at the Effective Time the appropriate number of SpinCo Shares to each such Record Holder or designated transferee or transferees thereof by way of direct registration in book-entry form. SpinCo shall not issue paper stock certificates in respect of the SpinCo Shares. The Distribution shall be effective at the Effective Time.

(b) Subject to Sections 3.3 and 3.4(c), each Record Holder shall be entitled to receive in the Distribution one whole SpinCo Share for every eleven Parent Shares held by such Record Holder on the Record Date, rounded down to the nearest whole number (the “Distribution Ratio”).

(c) No fractional shares shall be distributed or credited to book-entry accounts in connection with the Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of SpinCo. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 3.4(c), would be entitled to receive a fractional share interest pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Effective Time, Parent shall direct the Agent to determine the number of whole and fractional SpinCo Shares allocable to each Record Holder, to aggregate all such fractional shares allocable to Record Holders into whole shares, and to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive a fractional share interest (with the Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional share, such Record Holder’s or owner’s ratable share of the total proceeds of such sale in respect of such fractional share, after deducting any Taxes required to be withheld under applicable Tax Law and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions. None of Parent, SpinCo or the Agent shall be required or permitted to guarantee any minimum sale price for the fractional SpinCo Shares sold in accordance with this Section 3.4(c). Neither Parent nor SpinCo shall be required to pay any interest on the proceeds from the sale of fractional shares. Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of Parent or SpinCo. Solely for purposes of computing fractional share interests pursuant to this Section 3.4(c) and Section 3.4(d), the beneficial owner of Parent Shares held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such shares.

(d) Any SpinCo Shares or cash in lieu of fractional shares with respect to SpinCo Shares that remain unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to SpinCo, and SpinCo or its transfer agent shall hold such SpinCo Shares for the account of such Record Holder, and the Parties agree that all obligations to provide such SpinCo Shares and cash, if any, in lieu of fractional share interests shall be obligations of SpinCo, subject in each case to applicable escheat or other abandoned property Laws, and Parent shall have no Liability with respect thereto.

(e) Until the SpinCo Shares are duly transferred in accordance with this Section 3.4 and applicable Law, from and after the Effective Time, SpinCo shall regard the Persons entitled to receive such SpinCo Shares as record holders of SpinCo Shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons. SpinCo agrees that, subject to any transfers of such shares, from and after the Effective Time, (i) each such holder shall be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the SpinCo Shares then held by such holder and (ii) each such holder shall be entitled, without any action on the part of such holder, to receive evidence of ownership of the SpinCo Shares then held by such holder.

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

4.1 Release of Pre-Distribution Claims.

(a) SpinCo Release of Parent. Except as provided in Sections 4.1(c) and (d), effective as of the Effective Time, SpinCo does hereby, for itself and each other member of the SpinCo Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Parent and the members of the Parent Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been stockholders, directors, officers, agents or employees of a Transferred Entity and who are not, as of immediately following the Effective Time, directors, officers or employees of SpinCo or a member of the SpinCo Group, in each case from: (A) all SpinCo Liabilities, (B) all Liabilities arising in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and all other activities to implement the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) to the extent relating to, arising out of or resulting from the SpinCo Business, the SpinCo Assets or the SpinCo Liabilities.

(b) Parent Release of SpinCo. Except as provided in Sections 4.1(c) and (d), effective as of the Effective Time, Parent does hereby, for itself and each other member of the Parent Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), remise, release and forever discharge SpinCo and the members of the SpinCo Group and their respective successors and assigns, from (i) all Parent Liabilities, (ii) all Liabilities arising in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and all other activities to implement the Separation and the Distribution and (iii) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) to the extent relating to, arising out of or resulting from the Parent Business, the Parent Assets or the Parent Liabilities.

(c) Obligations Not Affected. Nothing contained in Section 4.1(a) or (b) shall impair any right of any Person to enforce this Agreement or any Ancillary Agreement, or any agreements, arrangements, commitments or understandings which Section 2.7(b) provides shall not terminate as of the Effective Time, in each case in accordance with their respective terms. Nothing contained in Section 4.1(a) or (b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any members of the Parent Group or the SpinCo Group which Section 2.7(b) provides shall not terminate as of the Effective Time, or any other Liability which Section 2.7(b) provides shall not terminate as of the Effective Time;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;

(iv) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by Third Parties, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(v) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.

In addition, nothing contained in Section 4.1(a) shall release any member of the Parent Group from honoring its existing obligations to indemnify any director, officer or employee of a member of the SpinCo Group who was a director, officer or employee of any member of the Parent Group at or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to indemnification pursuant to such existing obligations of any member of the Parent Group; provided, however, it being understood that if the underlying obligation giving rise to such Action is a SpinCo Liability, SpinCo shall indemnify Parent for such Liability (including Parent’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(d) No Claims. SpinCo shall not make, and shall not permit any other member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Parent or any other member of the Parent Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). Parent shall not make, and shall not permit any other member of the Parent Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against SpinCo or any other member of the SpinCo Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(e) Execution of Further Releases. At any time at or after the Effective Time, at the request of either Party, the other Party shall cause each member of its Group to execute and deliver releases reflecting the provisions of this Section 4.1.

4.2 Indemnification by SpinCo. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, SpinCo shall, and shall cause the other members of the SpinCo Group to, indemnify, defend and hold harmless Parent, each member of the Parent Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Parent Indemnitees”), from and against all Liabilities of the Parent Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any SpinCo Liability;

(b) any failure of SpinCo, any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c) any breach by SpinCo or any other member of the SpinCo Group of this Agreement or any of the Ancillary Agreements;

(d) except to the extent it relates to a Parent Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the SpinCo Group by any member of the Parent Group that survives following the Distribution; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement (as amended or supplemented if SpinCo shall have furnished any amendments or supplements thereto) or any other Disclosure Document, other than the matters described in clause (e) of Section 4.3.

4.3 Indemnification by Parent. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Parent shall, and shall cause the other members of the Parent Group to, indemnify, defend and hold harmless SpinCo, each member of the SpinCo Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnitees”), from and against all Liabilities of the SpinCo Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any Parent Liability;

(b) any failure of Parent, any other member of the Parent Group or any other Person to pay, perform or otherwise promptly discharge any Parent Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c) any breach by Parent or any other member of the Parent Group of this Agreement or any of the Ancillary Agreements;

(d) except to the extent it relates to a SpinCo Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Parent Group by any member of the SpinCo Group that survives following the Distribution; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in Parent’s name in the Form 10, the Information Statement (as amended or supplemented if SpinCo shall have furnished any amendments or supplements thereto) or any other Disclosure Document; it being agreed that the statements set forth on Schedule 4.3(e) shall be the only statements made explicitly in Parent’s name in the Form 10, the Information Statement or any other Disclosure Document, and all other information contained in the Form 10, the Information Statement or any other Disclosure Document shall be deemed to be information supplied by SpinCo.

4.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) shall be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of such Liability, then, within ten (10) calendar days of receipt of such Insurance Proceeds, the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party shall not delay making any indemnification payment required, or otherwise satisfying any indemnification obligation, under the terms of this Agreement pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

4.5 Procedures for Indemnification of Third-Party Claims.

(a) Notice of Claims. If, on or following the date of this Agreement, an Indemnitee shall receive notice or otherwise learn of the assertion by any Third Party (including any Governmental Authority) of any claim or of the commencement by any such Third Party of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within twenty one (21) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under Section 4.2 or 4.3 of this Agreement, except to the extent the Indemnifying Party is actually and materially prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).

(b) Control of Defense. Except as otherwise described on Schedule 4.5, an Indemnifying Party may elect to defend, at its own expense and with its own counsel, any Third-Party Claim; provided that, prior to the Indemnifying Party assuming and controlling the defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee are true, the Indemnifying Party shall indemnify the Indemnitee for any such Liabilities to the extent resulting from, or arising out of, such Third-Party Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the obligation to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.

(c) Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim (other than with respect to the Third-Party Claims described on Schedule 4.5), then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees and expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense, unless such Indemnifying Party assumed the defense of such Third-Party Claim by such Indemnifying Party due to a misrepresentation of facts by the Indemnitee in the notice of such Third-Party Claim. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d) Right to Monitor and Participate. Except as otherwise described on Schedule 4.5, an Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate outside counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, as applicable, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 6.8 and 6.9, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation in connection with a Third-Party Claim inappropriate, then the Indemnitee shall have the right to employ separate outside counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such outside counsel for all Indemnitees.

(e) No Settlement. Neither Party shall settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party, does not involve any admission, finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party and its Indemnitees from all Liability in connection with the Third-Party Claim. The Parties hereby agree that if a Party presents the other Party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within twenty (20) days or such longer period, not to exceed thirty (30) days, as may be agreed by the Parties (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

4.6 Additional Matters.

(a) Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b) Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided, that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is actually and materially prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) is finally determined. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c) Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against such Third Party.

(d) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e) Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 4.5 and this Section 4.6, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts’ fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

4.7 Right of Contribution.

(a) Contribution. If any right of indemnification contained in Section 4.2 or 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b) Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.7: (i) any fault associated with the business conducted with the Delayed SpinCo Assets or Delayed SpinCo Liabilities (except for the gross negligence or intentional misconduct of a member of the Parent Group) or with the ownership, operation or activities of the SpinCo Business prior to the Effective Time shall be deemed to be the fault of SpinCo and the other members of the SpinCo Group, and no such fault shall be deemed to be the fault of Parent or any other member of the Parent Group; (ii) any fault associated with the business conducted with Delayed Parent Assets or Delayed Parent Liabilities (except for the gross negligence or intentional misconduct of a member of the SpinCo Group) shall be deemed to be the fault of Parent and the other members of the Parent Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group; and (iii) any fault associated with the ownership, operation or activities of the Parent Business prior to the Effective Time shall be deemed to be the fault of Parent and the other members of the Parent Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group.

4.8 Covenant Not to Sue. Each Party hereby covenants and agrees that neither it nor the members of its Group nor any Person claiming through it or them shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any SpinCo Liabilities by SpinCo or a member of the SpinCo Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Parent Liabilities by Parent or a member of the Parent Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) any of the provisions of this Article IV is void or unenforceable for any reason.

4.9 Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any other remedies against any Indemnifying Party.

4.10 Survival of Indemnities. The rights and obligations of each of Parent and SpinCo and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any member of its Group of any assets or businesses or the assignment by it of any liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any member of its Group.

4.11 Environmental Matters.

(a) Management of Environmental Liabilities.

(i) The Party designated or otherwise deemed to be the Party responsible for an Environmental Liability under this Agreement shall be the Party responsible for managing such Environmental Liability (the “Performing Party”) and the other Party shall be the non-performing Party with respect to such Environmental Liability (the “Non-Performing Party”). With respect to any Environmental Liability, the Performing Party shall be required to perform all Remediation Work and other remediation and compliance activities required by applicable Environmental Laws or the requirements of any Governmental Authority with jurisdiction over such Environmental Liability or Remediation Work or to comply with any obligations of either Party to indemnify any Third Party with respect to Environmental Liabilities or avoid Liability to any Third Party under applicable Environmental Law.

(ii) With regard to any Remediation Work to be performed following the date of this Agreement that could reasonably result in Environmental Liability to the Non-Performing Party, upon written request by the Non-Performing Party (A) all proposals for Remediation Work and all decisions as to Remediation Work shall be made by the Performing Party in reasonable consultation with the Non-Performing Party and (B) the Performing Party shall provide to the Non-Performing Party, as promptly as reasonably practicable, a copy of all final written correspondence, reports and other documents submitted to, filed with or received from any Governmental Authority, but, in each case, only to the extent the Non-Performing Party submits a written request to the Performing Party to receive such documents.

(b) Substitution.

(i) Each Party shall use its reasonable best efforts to obtain any consents, transfers, assignments, assumptions, waivers or other legal instruments necessary to cause such Party or the appropriate Subsidiary of such Party to be fully substituted for the other Party or any other applicable member of the other Party’s Group with respect to any Environmental Permits, financial assurance obligations or instruments, or other environmental approvals or filings associated with the SpinCo Assets, in the case of SpinCo, or the Parent Assets, in the case of Parent. Each Party shall use its reasonable best efforts to provide necessary assistance or signatures to the other Party to achieve the purposes of this Section 4.11(b).

(ii) Until such time as SpinCo and Parent complete the substitutions outlined in this Section 4.11(b), each Party shall comply with all applicable Environmental Laws, including all reporting obligations, and the terms and conditions of all orders, decrees, judgments, agreements, actions, Environmental Permits, financial assurances, obligations, instruments or other environmental approvals or filings that remain in the other Party’s name but for which substitutions are to be made pursuant to this Section 4.11(b).

(iii) Notwithstanding anything in this Section 4.11(b) to the contrary, nothing in this Section 4.11(b) shall require either Party to take any actions that would reasonably be expected to increase the overall collective Liabilities of Parent and SpinCo, in the aggregate, to any Third Party.

(c) Standards for Remediation.

(i) The Performing Party shall perform all Remediation Work and other remediation and compliance activities contemplated by this Section 4.11, at a minimum, up to but not beyond the standards applicable to commercial/industrial uses.

(ii) The Parties shall implement deed restrictions, engineering and other institutional controls, and risk-based corrective action to manage or close out any Remediation Work or other remediation and compliance activities contemplated by this Section 4.11, provided that such deed restrictions, engineering and other institutional controls do not materially limit or materially increase the cost of operations.

(iii) The Performing Party may take additional measures beyond the minimum required by this Section 4.11, but at the sole expense of Performing Party, unless such additional measures are required by a Governmental Authority.

4.12 Ancillary Agreements Govern.

(a) Notwithstanding any provisions of this Article IV to the contrary, the indemnification and contribution obligations contained herein shall not apply to any Liabilities relating to, arising out of or resulting from any matters addressed by the Tax Matters Agreement and instead the indemnification obligations or contribution obligations set forth in the Tax Matters Agreement shall govern with regard to such Liabilities. In the case of any conflict between Article IV of this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall prevail. For the avoidance of doubt, Section 4.5, Section 4.6 and Section 4.7 do not apply to Taxes, which shall be governed by the Tax Matters Agreement.

(b) Notwithstanding any provisions of this Article IV to the contrary, the indemnification and contribution obligations contained herein shall not apply to any Liabilities relating to, arising out of or resulting from any matters addressed by the Employee Matters Agreement and instead the indemnification obligations or contribution obligations set forth in the Employee Matters Agreement shall govern with regard to such Liabilities. In the case of any conflict between Article IV of this Agreement and the Employee Matters Agreement in relation to any matters addressed by the Employee Matters Agreement, the Employee Matters Agreement shall prevail.

(c) Notwithstanding any provisions of this Article IV to the contrary, the indemnification obligations and contribution obligations contained herein shall not apply to any Liabilities relating to, arising out of or resulting from the rights and obligations of the Parties under the Transition Services Agreement and instead the indemnification obligations or contribution obligations set forth in the Transition Services Agreement shall govern with regard to such Liabilities. In the case of any conflict between Article IV of this Agreement and the Transition Services Agreement in relation to any matters addressed by the Transition Services Agreement, the Transition Services Agreement shall prevail.

(d) Notwithstanding any provisions of this Article IV to the contrary, to the extent the Registration Rights Agreement contains any indemnification obligations or contribution obligations relating to any Liabilities relating to, arising out of or resulting from information contained in any registration statement (other than the Form 10 (including any amendments or supplements thereto) and the Information Statement (as amended or supplemented), to which this Section 4.12(d) shall not apply), the indemnification obligations and contribution obligations contained herein shall not apply to such Liabilities and instead the indemnification obligations or contribution obligations set forth in the Registration Rights Agreement shall govern with regard to such Liabilities.

ARTICLE V

CERTAIN OTHER MATTERS

5.1 Insurance Matters Generally.

(a) SpinCo does hereby, for itself and each other member of the SpinCo Group, acknowledge and agree that from and after the Effective Time (i) no member of the Parent Group or any Parent Indemnified Party shall have any liability whatsoever as a result of the Insurance Policies, insurance practices and insurance programs of the Parent Group as in effect at any time prior to the Effective Time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise, any professional or other advice with respect to the initial policies for SpinCo, any handling of claims for SpinCo, or any oversight or advice with respect to risk management or other insurance-related issues, and (ii) neither SpinCo nor any member of the SpinCo Group shall have any rights to or under any Insurance Policies or other insurance programs of Parent, including the Parent Policies, other than (x) any SpinCo Policies or (y) as expressly provided in Section 5.1.

(b) Notwithstanding anything to the contrary set forth in Section 5.1(a), Parent acknowledges that SpinCo and the other members of the SpinCo Group as of the

Effective Time have or may have certain interests and rights as insureds or beneficiaries or in other capacities under occurrence-based Parent Policies (and under claims-made Parent Policies for incidents occurring prior to the Effective Time but only to the extent that an extended reporting period or tail coverage has been purchased to insure claims by SpinCo or any member of the SpinCo Group) in respect of the period prior to the Effective Time, and that those interests and rights survive the Effective Time; provided, that the interests and rights of SpinCo and the other members of the SpinCo Group shall be subject to the terms and conditions of such Insurance Policies and insurance programs, including any limits on coverage or scope, any Self-Insurance and other fees and expenses and Parent’s allocation of the cost of claims to its business units, including SpinCo, according to any allocation program in effect immediately prior to the Effective Time. Any claim for recovery by a member of the SpinCo Group under any Parent Policies shall be subject to the following additional conditions:

(i) in the case of any claim for recovery (whether solely by a member of the SpinCo Group or jointly with any member of the Parent Group), SpinCo shall report to Parent, as promptly as practicable, any claims, for which it believes it is entitled to recover under Parent Policies, and Parent shall report such claims on behalf of the parties seeking recovery to the applicable insurance carriers in accordance with the Parent Group’s claim-reporting procedures then in effect and control the administration of all such claims, including the timing of any assertion and pursuit of coverage;

(ii) SpinCo and the other members of the SpinCo Group shall indemnify, hold harmless and reimburse Parent and the other members of the Parent Group for (x) any premiums, retrospectively rated premiums, defense costs, indemnity payments, Self-Insurance, claim expenses and claim handling fees or other expenses incurred by members of the Parent Group in connection with this Section 5.1 and (y) any Liabilities arising out of or resulting from, directly or indirectly, Parent and the other members of the Parent Group handling or administering claims on behalf of SpinCo and the other members of the SpinCo Group pursuant to this Section 5.1;

(iii) SpinCo shall, and shall cause other members of the SpinCo Group to, cooperate and assist with Parent and other members of the Parent Group and share such information as is reasonably necessary in order to permit Parent and members of the Parent Group to manage and conduct the insurance matters contemplated by this Section 5.1, including, without limitation, the production of witnesses in accordance with Section 6.8;

(iv) Neither SpinCo nor any member of its Group, in connection with making a claim under any Parent Policy this Section 5.1, shall take any action that would be reasonably likely to (i) have a material and adverse impact on the then-current relationship between Parent or any member of the Parent Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or materially reducing coverage, or materially increasing the amount of any premium owed by Parent or any member of the Parent Group under the applicable Parent Policy; or (iii) otherwise compromise, jeopardize or interfere in any material respect with the rights of Parent or any member of the Parent Group under the applicable Parent Policy; and

(v) SpinCo and the other members of the SpinCo Group shall exclusively bear (and neither Parent nor any member of the Parent Group shall have any obligation to repay or reimburse SpinCo or any other member of the SpinCo Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by SpinCo or any other member of its Group under Parent Policies in accordance with this Section 5.1.

(c) Subject to Section 5.1(b), Parent shall retain the exclusive right to control the Parent Policies, including the right to defend, exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any Parent Policies and to amend, modify or waive any rights under any Parent Policies, notwithstanding whether any such policies or programs apply to any SpinCo Liabilities and/or claims SpinCo has made or could make in the future, and no member of the SpinCo Group shall, without the prior written consent of Parent, erode, exhaust, settle, release, commute, buy-back or otherwise resolve disputes with insurers of Parent or other members of the Parent Group with respect to any of the Parent Policies, or amend, modify or waive any rights under any such Parent Policies. Neither Parent nor any other members of the Parent Group shall have any obligation to secure extended reporting for any claims under any of Parent Policies for any acts or omissions by any member of the SpinCo Group incurred prior to the Effective Time.

(d) All payments and reimbursements by SpinCo pursuant to this Section 5.1 shall be made within thirty (30) days after its receipt of an invoice therefor from Parent.

(e) This Agreement is not intended as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Parent Group in respect of any Parent Policy or any other contract or policy of insurance.

(f) The obligations of Parent under this Section 5.1 shall terminate on the date that is two (2) years after the Effective Time, other than in respect of (i) any joint claim for recovery by any member of the SpinCo Group and any member of the Parent Group initiated and reported by Parent and (ii) any insurance claims for Latent Injury Liabilities or Environmental Liabilities under occurrence-based policies that do not contain an asbestos exclusion or an absolute pollution exclusion (generally, pre-1986 policies). Following the date that is five (5) years after the Effective Time, Parent may, at its option with prior written notice to SpinCo, terminate its obligations under this Section 5.1 with respect to insurance claims for Latent Injury Liabilities or Environmental Liabilities.

(g) Nothing in this Agreement shall be deemed to restrict any member of the SpinCo Group from acquiring at its own expense any insurance policy in respect of any Liabilities or covering any period.

5.2 Treatment of Payments for Tax Purposes. For all Tax purposes, the Parties agree to treat (i) any payment required by this Agreement as either a contribution by Parent to SpinCo or a distribution by SpinCo to Parent, as the case may be, occurring immediately prior to the Effective Time or as a payment of an assumed or retained Liability and (ii) any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

5.3 Inducement. Each of SpinCo and Parent acknowledges and agrees that the other’s willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by its covenants and agreements in this Agreement and the Ancillary Agreements, including its assumption or retention of the SpinCo Liabilities or the Parent Liabilities, as applicable, pursuant to the Separation and the provisions of this Agreement and its covenants and agreements contained in Article IV.

5.4 Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

5.5 Certain Businesses.

(a) Acknowledgement. Parent and SpinCo each acknowledge that the provisions of this Section 5.5 are necessary to protect Parent’s vested interest in having SpinCo’s Eastover paper mill, located at 4001 McCords Ferry Rd, Eastover, South Carolina (“Eastover”), continue to produce Printing Paper Products following the Separation and Distribution in the same manner as prior to the Separation and Distribution, including in light of:

(i) Parent’s substantial investment in the transactions contemplated by the Offtake Agreements, pursuant to which SpinCo is obligated to sell and market Printing Paper Products produced by Georgetown and Riverdale, the economic success of which is dependent upon Printing Paper Products being produced at Eastover following the Separation and Distribution in the same manner as prior to the Separation and Distribution;

(ii) potential damage to Parent from use by SpinCo of its residual knowledge of Parent’s customers, markets, strategy, technology, intellectual property and know-how, suppliers and personnel; and

(iii) the purpose of the Separation and Distribution, which is to create a separate company from Parent for the production, manufacture and sale of Printing Paper Products.

(b) No Conversion. From and after the Effective Time until the tenth (10th) anniversary of the Distribution Date, neither SpinCo nor any of SpinCo’s Affiliates shall cause or permit Eastover to alter its production capabilities such that it would produce, design, manufacture or sell products other than Printing Paper Products and those products manufactured using the production capabilities of Eastover existing as of the Distribution Date.

(c) ROFR. If, at any time following the Effective Time, SpinCo or any of its Affiliates (the “Seller”) proposes to Transfer Eastover to a third party purchaser (the “Proposed Transfer”), then SpinCo shall promptly give Parent written notice of the Proposed Transfer (the “Transfer Notice”). The Transfer Notice shall include (w) a description of the Proposed Transfer, (x) the name and address of the proposed purchaser, (y) the purchase price proposed to be paid for Eastover if specifically ascribed by the proposed purchaser as part of the Proposed Transfer, and (z) the other material terms and conditions upon which the Proposed Transfer is to be made. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement and any appraisals prepared for Eastover relating to the Proposed Transfer.

(i) Parent shall have an option for a period of forty-five (45) days from receipt of the Transfer Notice to elect to purchase Eastover at the same purchase price contemplated by the Proposed Transfer (subject to the provisions of clause (ii) below) and upon the same material terms and conditions described in the Transfer Notice. Parent may exercise such purchase option by notifying SpinCo in writing prior to the expiration of such forty-five (45)-day period (the “Election Notice”).

(ii) In the event that (x) Parent has delivered the Election Notice and (y) the Proposed Transfer contemplates the sale of assets or businesses additional to Eastover, then SpinCo and Parent shall promptly, and in any event within twenty (20) days of delivery of the Election Notice, each select an appraisal firm that has experience in valuing real property assets of similar type to Eastover. Both appraisal firms shall independently determine and deliver their appraisal of the Fair Market Value of Eastover within thirty (30) days of having been engaged to do so. If the appraised value delivered by Parent’s appraisal firm varies by less than 10% from the appraised value delivered by SpinCo’s appraisal firm, then an average of the two appraised values shall be deemed to be the purchase price for the purchase of Eastover by Parent. If the appraised value delivered by Parent’s appraisal firm varies by 10% or more from the appraised value delivered by SpinCo’s appraisal firm, then the appraisal firms shall mutually agree on a third independent appraisal firm within twenty (20) days. If the two appraisal firms cannot agree on the third appraisal firm within the twenty (20)-day period, SpinCo and Parent shall promptly submit the choice of the third appraisal firm to be finally resolved by a sole independent arbitrator appointed pursuant to the CPR Rules, who shall name a third appraisal firm that has experience valuing real property of similar type to Eastover. Parent and SpinCo shall use their reasonable best efforts to cause the third appraisal firm, within twenty (20) days after its appointment, to select one of the appraised values presented by SpinCo’s and Parent’s appraisal firms. The third appraisal firm shall be limited to awarding only one of the appraised values submitted by the SpinCo’s and Parent’s appraisal firms. The determination of the third appraisal firm shall be final and binding on the parties for purposes of the purchase of Eastover by Parent from SpinCo. Each party shall be responsible for the fees, costs and expenses of its own appraisal firm, and the fees, costs and expenses of the third appraisal firm shall be borne 50% by SpinCo and 50% by Parent.

(iii) If Parent delivers the Election Notice, then Parent shall purchase Eastover at the purchase price contemplated by the Transfer Notice (or if applicable, the purchase price determined in accordance with Section 5.5(c)(ii)) and upon the same material terms and conditions as described in the Transfer Notice. The closing of the purchase of Eastover by Parent shall occur at such time and place as mutually agreed by Parent and SpinCo.

(iv) If Parent does not deliver the Election Notice within such forty-five (45)-day period, then the Seller shall have one hundred and twenty (120) days from the date of the Transfer Notice to consummate the Proposed Transfer upon the same material terms and conditions described in the Transfer Notice and subject to Section 5.5(d)(ii), if applicable; provided that such one hundred and twenty (120)-day period may be extended if such Proposed Transfer is subject to regulatory approval, until any such approvals have been received, but in no event later than three hundred (300) days from the date of the Transfer Notice. If the Seller proposes to Transfer Eastover after such one hundred and twenty (120)-day (or three hundred (300)-day) period, then SpinCo shall again comply with the procedures set forth in this Section 5.5(c).

(v) Solely for purposes of this Section 5.5(c), the term “material terms and conditions” shall not be construed to include provisions (A) related to the allocation of risk of regulatory approval or (B) termination fees related to the failure to obtain regulatory approval from any Government Authority.

(vi) The provisions of this Section 5.5(c) shall not apply to any Transfer of Eastover that occurs as a result of a Change of Control of SpinCo or any Person (and its Affiliates) that directly or indirectly owns a majority of the capital stock or assets of SpinCo as a result of any other Change of Control.

(vii) The provisions of this Section 5.5(c) shall expire and no longer have any effect following the consummation of the Proposed Transfer.

(d) Change of Control; Transfers.

(i) Sections 5.5(b) and 5.5(c) shall survive any Change of Control of SpinCo and, for the avoidance of doubt, SpinCo’s Affiliates thereafter shall include, without limitation, any Person (and its Affiliates) that directly or indirectly owns a majority of the capital stock or assets of SpinCo as a result of such Change of Control.

(ii) SpinCo shall not Transfer Eastover prior to the tenth (10th) anniversary of the Distribution Date to any Person other than Parent, unless the Transferee shall have agreed, in form and substance satisfactory to Parent, to assume the obligations of SpinCo pursuant to Section 5.5(b).

(e) Recordation. The provisions set forth in Sections 5.5(b) and 5.5(c) shall be recorded on the title of Eastover.

(f) Existing Covenants. Following the Effective Time, SpinCo hereby agrees to comply with, and cause its Affiliates to comply with, (i) certain covenants and obligations required to be performed by Affiliates of Parent with respect to the SpinCo Business pursuant to the Kwidzyn Purchase Agreement and set forth on Schedule 5.5(f) and (ii) non-competition and non-solicitation covenants restricting the operation of the SpinCo Business in effect as of the Effective Time, including pursuant to those Contracts set forth on Schedule 5.5(f)(ii).

(g) Each Party acknowledges and agrees that the agreements and covenants set forth in this Section 5.5 are (i) necessary to protect the legitimate business interests of Parent, (ii) reasonable as to time, geographic area and scope of activity and do not impose a greater restraint on the activities of SpinCo than is reasonably necessary to protect such legitimate interests of Parent, and (iii) reasonable in light of the consideration and other value provided, directly or indirectly, to SpinCo by Parent pursuant to this Agreement, the Ancillaries Agreements and the Separation. SpinCo hereby waives all rights to contest the validity of the agreements and covenants set forth in this Section 5.5 on the ground of the reasonableness of the length of their term or the breadth of their geographic area or scope of activity. If the final, non-appealable judgment of a court of competent jurisdiction declares any term or provision of this Section 5.5 invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to and shall reform this Section 5.5 to reduce the time, geographic area or scope of activity, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

ARTICLE VI

EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1 Agreement for Exchange of Information and Cooperation.

(a) Subject to Section 6.10 and any other applicable confidentiality obligations, each of Parent and SpinCo, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, at or after the Effective Time, as soon as reasonably practicable after request therefor, any Information (or a copy thereof) in the possession or under the control of such Party or its Group that the requesting Party or its Group requests to the extent that (a) such Information relates to the SpinCo Business, or any SpinCo Asset or SpinCo Liability, if SpinCo is the requesting Party, or to the Parent Business, or any Parent Asset or Parent Liability, if Parent is the requesting Party; (b) such Information is reasonably requested in connection with the requesting Party’s compliance with its obligations under this Agreement or any Ancillary Agreement, or under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking to which it or any member of its Group is a party or by which any of their respective properties or assets are bound; or (c) such Information is reasonably requested in connection with the requesting Party’s compliance with any obligation imposed by any Governmental Authority or under any applicable Law or securities exchange rule; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of Information could be commercially detrimental to the Party providing the Information, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing Information pursuant to this Section 6.1 shall be obligated to provide Tangible Information only in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such Tangible Information, and nothing in this Section 6.1 shall expand the obligations of a Party under Section 6.5.

(b) Without limiting the generality of the foregoing, following the Effective Time, each Party shall use its commercially reasonable efforts to cooperate with the other Party in its information requests and other reasonable requests to enable (i) the other Party to meet its applicable financial reporting and related obligations under applicable Laws and securities exchange rules and timetable for dissemination of its earnings releases, financial statements, and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws; (iii) the other Party to meet its other applicable obligations imposed by any Governmental Authority or under any applicable Law or securities exchange rule; and (iv) the other Party to meet its applicable obligations under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking to which it or any member of its Group is a party or by which any of their respective properties or assets are bound.

6.2 Financial Information; Public Filings.

(a) Without limiting the generality of Section 6.1, during the period beginning on the Distribution Date and ending following a reasonable period of time after the end of the first full fiscal year following the Distribution Date as required for any member of either Group to prepare consolidated financial statements (including presenting the operations of the SpinCo Business distributed as discontinued operations) or complete a financial statement audit for the fiscal year during which the Distribution Date occurs (the “Overlapping Fiscal Year”), each Party shall, and shall cause the members of its respective Group to, use its commercially reasonable efforts to cooperate with any requests from any member of the other Group, in each case to enable the requesting Person to meet its timetable for dissemination of its earnings releases and financial statements and to enable such requesting Person’s auditors to timely complete their integrated audit of the annual financial statements and internal control over financial reporting.

(b) During the Overlapping Fiscal Year, as soon as practicable, and in any event no later than the earlier of (i) thirty-five (35) days after the end of the applicable fiscal quarter, (ii) five (5) days before Parent is required to post, pursuant to SEC filing requirements, its quarterly financial statements and (iii) five (5) days before SpinCo publicly files its first quarterly report with the SEC that includes its consolidated financial statements for such fiscal quarter (the “SpinCo Quarterly Financial Statements”), SpinCo shall deliver to Parent the substantially final draft of the SpinCo Quarterly Financial Statements. Following such delivery, (x) SpinCo and Parent shall actively consult with each other regarding any changes (whether or not substantive) which SpinCo may consider making to the SpinCo Quarterly Financial Statements, with particular focus on any changes which would have any effect upon Parent’s financial statements or related disclosures and (y) SpinCo shall deliver all material revisions to such drafts as soon as any such revisions are prepared or made. The substantially final draft (including any revisions resulting from the prior sentence) of the SpinCo Quarterly Financial Statements shall be certified by the chief financial officer of SpinCo as presenting fairly, in all material respects, the financial condition and results of operations of the SpinCo Group.

(c) As soon as practicable, and in any event no later than the earlier of (x) sixty-five (65) days after the end of the applicable fiscal year, (y) ten (10) days before Parent is required to post, pursuant to SEC filing requirements, its annual financial statements for the Overlapping Fiscal Year and (z) ten (10) days before SpinCo publicly files its first annual report with the SEC that includes its audited consolidated financial statements for the Overlapping Fiscal Year (the “SpinCo Annual Financial Statements”), SpinCo shall deliver to Parent the substantially final draft of the SpinCo Annual Financial Statements. Following such delivery, (i) SpinCo and Parent shall actively consult with each other regarding any changes (whether or not substantive) which SpinCo may consider making to the SpinCo Annual Financial Statements, with particular focus on any changes which would have any effect upon Parent’s financial statements or related disclosures and (ii) SpinCo shall deliver all material revisions to such drafts as soon as any such revisions are prepared or made. The substantially final draft (including any revisions resulting from the prior sentence) of the SpinCo Annual Financial Statements shall be certified by the chief financial officer of SpinCo as presenting fairly, in all material respects, the financial condition and results of operations of the SpinCo Group.

(d) With respect to Public Filings (i) by Parent, until the date on which its annual financial statements for the Overlapping Fiscal Year are posted, and (ii) by SpinCo, until the date on which the SpinCo Annual Financial Statements are filed, SpinCo and Parent shall cooperate, and shall cause their respective Representatives to cooperate, to the extent requested by the other, in the preparation of such other Person’s public earnings releases, annual report on Form 10-K, annual financial statements, quarterly reports on Form 10-Q, quarterly financial statements, current reports on Form 8-K and other proxy, information and registration statements, reports, notices, prospectuses and filings made with the SEC or any national securities exchange or otherwise made publicly available (collectively, the “Public Filings”). SpinCo and Parent agree to provide each other all Information that the other reasonably requests in connection with any Public Filings or that, in either such Person’s judgment, is required to be disclosed or incorporated by reference therein under any Law. Such Information shall be provided by such Person in a timely manner to enable such other Person to prepare, print and release all Public Filings on such dates as such Person shall determine. SpinCo and Parent shall use their commercially reasonable efforts to cause their respective auditors to consent to any reference to them as experts in any Public Filings required under any Law. If and to the extent requested by either SpinCo or Parent, such other Person shall diligently and promptly review all drafts of such Public Filings.

(e) To the extent it relates to a pre-Effective Time period, SpinCo and Parent shall each authorize its respective auditors to make available to the other Party’s auditors both the personnel who performed or are performing the annual audit of the providing Party and work papers related to the annual audit of the providing Party, in all cases within a reasonable time prior to the opinion date of such other Party’s auditors, so that such other Party’s auditors are able to perform the procedures they consider necessary to take responsibility for the work of the providing Party’s auditors as it relates to such other Party’s auditors’ report on such other Party’s annual financial statements and internal control over financial reporting, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of such other Party’s audited annual financial statements.

(f) To the extent it relates to a pre-Effective Time period, SpinCo and Parent shall each provide access to personnel and records of members of its respective Group to the other Party’s auditors and management so that such other Party may conduct reasonable audits relating to the financial statements provided by the providing Party pursuant to the provisions of this Section 6.2.

(g) To the extent it relates to a pre-Effective Time period, (i) each of the Parties shall give the other Party as much prior notice as is reasonably practicable of any changes to, or proposed determination of, its accounting estimates or accounting principles from those in effect as of immediately prior to the Effective Time or of any other action with regard to its accounting estimates or accounting principles or previously reported financial results which may affect the other Party’s financial results, (ii) each of the Parties will consult with the other and, if requested by the Party contemplating such changes, with such Party’s auditors and (iii) unless required by generally accepted accounting principles, Law or a Governmental Authority, SpinCo shall not make such determination or changes which would affect Parent’s previously reported financial results without Distributing’s prior written consent, which shall not be unreasonably withheld. Further, SpinCo will give Parent prompt notice of any amendments or restatements of accounting statements with respect to the pre-Effective Time period, and will provide Parent with access as provided in this Section 6.2 as promptly as possible such that Parent will be able to satisfy its financial reporting requirements.

(h) Until the end of the Overlapping Fiscal Year, SpinCo shall, and shall cause each member of its Group to, maintain a fiscal year that commences and ends on the same calendar days as Parent’s fiscal year commences and ends, and to maintain monthly accounting periods that commence and end on the same calendar days as Parent’s monthly accounting periods commence and end.

(i) Each Party agrees and acknowledges, on behalf of itself and members of its Group, that it is aware and will advise its Representatives who receive information provided hereunder and are otherwise not aware, that (i) the information provided hereunder may contain material, non-public information concerning the other Party or member of such other Party’s Group and (ii) United States securities laws prohibit any person who has material non-public information concerning a publicly traded Person from purchasing or selling securities of such Person, or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

6.3 Ownership of Information. The provision of any Information pursuant to Section 6.1, 6.2 or 6.8 shall not affect the ownership of such Information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such Information.

6.4 Compensation for Providing Information. A Party requesting Information shall reimburse the other Party for any non-de minimis, reasonable costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such Information (including any reasonable costs and expenses incurred in any review of Information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested Information). Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

6.5 Record Retention. To facilitate the possible exchange of Information pursuant to this Article VI and other provisions of this Agreement after the Effective Time, each Party agrees to use reasonable best efforts, which shall be no less rigorous than those used for retention of such Party’s own Information, to retain all Information in its possession or control at the Effective Time for no less than six (6) years following the Effective Time and otherwise in accordance with the policies of Parent as in effect at the Effective Time or such other policies as may be adopted by Parent after the Effective Time (provided that Parent notifies SpinCo in writing of any such change); provided, however, that in the case of any Information relating to Taxes, employee benefits or Environmental Liabilities, such retention period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof). Notwithstanding the foregoing, Section 8.1 of the Tax Matters Agreement shall govern the retention of Records (as defined in the Tax Matters Agreement).

6.6 Limitations of Liability. Neither Party shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence or intentional misconduct by the Party providing such Information. Neither Party shall have any Liability to any other Party if any Information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.5.

6.7 Other Agreements Providing for Exchange of Information.

(a) The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Ancillary Agreement.

(b) Any Party that receives, pursuant to a request for Information in accordance with this Article VI, Tangible Information that is not relevant to its request shall, at the request of the providing Party, (i) return it to the providing Party or destroy it, at the providing Party’s election, and (ii) deliver to the providing Party a written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

6.8 Production of Witnesses; Records; Cooperation.

(a) After the Effective Time, except in the case of an adversarial Action or Dispute between Parent and SpinCo, or any members of their respective Groups, each Party shall use commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without unreasonable burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b) In connection with the defense of any Third-Party Claim by a Party, the other Party shall make available to such Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without unreasonable burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense or any related settlement or compromise, and shall otherwise cooperate in such defense or any related settlement or compromise.

(c) Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d) The obligation of the Parties to provide witnesses pursuant to this Section 6.8 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses directors, officers, employees, other personnel and agents without regard to whether such person could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.8(a)).

6.9 Privileged Matters.

(a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Parent Group and the SpinCo Group, and that each of the members of the Parent Group and the SpinCo Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges and immunities that may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Effective Time, which services shall be rendered solely for the benefit of the Parent Group or the SpinCo Group, as the case may be.

(b) The Parties agree as follows:

(i) Parent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates:

(A) solely to the Parent Business or to any member of the Parent Group and not to the SpinCo Business or to a member of the SpinCo Group;

(B) solely to any Parent Liabilities resulting from any Actions that are now pending or may be asserted in the future;

(C) to any individual who served as a director or officer of Parent or any of its Subsidiaries prior to the Effective Time, other than any individual who was also a director, employee or officer of a member of the SpinCo Group except to the extent such Privileged Information relates solely to such individual’s role as a director or officer of Parent or any of its Subsidiaries;

(D) to any communications between internal or outside counsel, on the one hand, and, on the other hand, Parent, any director, employee or officer of Parent, or any member of the Parent Group in connection with this Agreement, any of the Ancillary Agreements, the Separation and Distribution, the Internal Reorganization or any matters relating to such agreements, the Separation or Distribution or the Internal Reorganization, including in connection with a Dispute between a member of the Parent Group and a member of the SpinCo Group; or

(E) solely to the Actions and other matters set forth in Schedule 6.9(b)(i);

in each case, whether or not the Privileged Information is in the possession or under the control of any member of the Parent Group or any member of the SpinCo Group.

(ii) SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information (other than the Privileged Information relating solely to the Actions and other matters set forth on Schedule 6.9(b)(i)) that relates:

(A) solely to the SpinCo Business or to a member of the SpinCo Group and not to the Parent Business or a member of the Parent Group;

(B) solely to any SpinCo Liabilities resulting from any Actions that are now pending or may be asserted in the future; or

(C) to any individual who serves as a director or officer of SpinCo prior to the Effective Time, other than any individual who was also a director, employee or officer of a member of the Parent Group except to the extent such Privileged Information relates solely to such individual’s role as a director or officer of SpinCo;

in each case, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the Parent Group.

(iii) If the Parties do not agree as to whether certain Information is Privileged Information, then such Information shall be treated as Privileged Information, and the Party that believes that such Information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such Information unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article VII to resolve any disputes as to whether any Information relates solely to the Parent Business, solely to the SpinCo Business, or to both the Parent Business and the SpinCo Business.

(c) Subject to the remaining provisions of this Section 6.9, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.9(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.

(d) If any dispute arises between the Parties or any members of their respective Groups regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party or any member of its Group, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold, condition or delay consent to any request for waiver by the other Party. In addition, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except to protect its own legitimate interests.

(e) In the event of any adversarial Action between Parent and SpinCo, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.9(c); provided that such waiver of a shared privilege shall be effective only as to the use of Privileged Information with respect to the Action between the Parties or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any Third Party.

(f) Upon receipt by either Party, or by any member of its Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which the other Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees has received any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than ten (10) Business Days before production is required to occur, to the extent practicable) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.9 or otherwise to prevent the production or disclosure of such Privileged Information.

(g) Any furnishing of, or access or transfer of, any Information pursuant to this Agreement is made in reliance on the agreement of Parent and SpinCo set forth in this Section 6.9 and in Section 6.10 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that (i) their respective rights to any access to Information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise, and (ii) in the event of any exchange by one Party to the other Party of any Privileged Information that should not have been transferred pursuant to the terms of this Article VI, the Party receiving such Privileged Information shall promptly return such Privileged Information to and at the request of the Party that has the right to assert the privilege or immunity.

(h) In connection with any matter contemplated by Section 6.8 or this Section 6.9, the Parties agree to, and to cause the applicable members of their Group to, use reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense or common interest agreements to implement or supersede the provisions of Section 6.8 or this Section 6.9 where necessary or useful for this purpose.

6.10 Confidentiality.

(a) Confidentiality. Subject to Section 6.11 and, and without prejudice to any longer period that may be provided for in any of the Ancillary Agreements, from and after the Effective Time until the fifth (5th) anniversary of the Effective Time, each of Parent and SpinCo, on behalf of itself and each member of its Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Parent’s confidential and proprietary Information pursuant to policies in effect as of the Effective Time, all confidential and proprietary Information concerning the other Party or any member of the other Party’s Group or their respective businesses that is either in its possession (including confidential and proprietary Information in its possession prior to the date hereof) or furnished by any such other Party or any member of such other Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use such confidential and proprietary Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary Information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary Information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential Information of such other Party or any member of such other Party’s Group. If any confidential and proprietary Information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of its Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary Information shall be used only as required to perform such services.

(b) No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.10(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 6.11. Without limiting the foregoing, when any such Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, and is no longer subject to any legal hold or other document preservation obligation, each Party shall promptly, at the request of the other Party, either return to the other Party all such Tangible Information (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such Tangible Information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that the Parties may retain electronic back-up versions of such Information maintained on routine computer system backup tapes, disks or other backup storage devices; provided further, that any such Information so retained shall remain subject to the confidentiality provisions of this Agreement or any Ancillary Agreement.

(c) Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and the members of its Group may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary Information of, or legally protected personal Information relating to, Third Parties (i) that was received under privacy policies or confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such other Party’s Group, on the other hand, prior to the Effective Time or (ii) that, as between the two Parties, was originally collected by the other Party or members of such other Party’s Group and that may be subject to and protected by privacy policies, as well as privacy, data protection or other applicable Laws. Each Party shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary Information of, or legally protected personal Information relating to, Third Parties in accordance with privacy policies and privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.

6.11 Protective Arrangements. In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide Information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such Information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such Information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide Information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the Information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such Information was disclosed, in each case to the extent legally permitted.

ARTICLE VII

DISPUTE RESOLUTION

7.1 Good-Faith Negotiation. Subject to Section 7.3 and except as otherwise provided in any Specified Ancillary Agreement, either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or any Ancillary Agreement or to the transactions contemplated hereby and thereby (including regarding whether any Assets are SpinCo Assets, any Liabilities are SpinCo Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement) (a “Dispute”), shall provide written notice thereof to the other Party (the “Initial Notice”) and, within thirty (30) days of the delivery of the Initial Notice, the Parties shall attempt in good faith to negotiate a resolution of the Dispute. The negotiations shall be conducted by executives who hold, at a minimum, the title of vice president and who have authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within thirty (30) days after the delivery of such notice or if a Party reasonably concludes that the other Party is not willing to negotiate as contemplated by this Section 7.1, the Dispute shall be submitted to arbitration in accordance with Section 7.2.

7.2 Arbitration.

(a) In the event that a Dispute has not been resolved pursuant to Section 7.1, then such Dispute shall, upon the written request of a Party (the “Arbitration Request”), be submitted to be finally resolved by confidential arbitration in accordance with the International Institute for CPR Rules for Administered Arbitration (the “CPR Rules”) then in force. Unless otherwise agreed by the Parties in writing, any Dispute to be decided pursuant to this Section 7.2 shall be decided (i) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $10 million or (ii) by a panel of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals $10 million or more.

(b) The panel of three (3) arbitrators will be chosen as follows: (i) within fifteen (15) days from the date of the receipt of the Arbitration Request, each Party shall name an arbitrator; and (ii) the two (2) Party-appointed arbitrators shall thereafter, within thirty (30) days from the date on which the second of the two (2) arbitrators was named, name a third, independent arbitrator who shall act as chairperson of the arbitral tribunal. In the event that either Party fails to name an arbitrator within fifteen (15) days from the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator shall be appointed pursuant to the CPR Rules. In the event that the two (2) Party-appointed arbitrators fail to appoint the third, then the third, independent arbitrator shall be appointed pursuant to the CPR Rules. If the arbitration shall be before a sole independent arbitrator, then the sole independent arbitrator shall be appointed by agreement of the Parties within fifteen (15) days of the date of receipt of the Arbitration Request. If the Parties cannot agree to a sole independent arbitrator during such fifteen (15)-day period, then upon written application by either Party, the sole independent arbitrator shall be appointed pursuant to the CPR Rules.

(c) The award rendered by the arbitrators shall be final and binding on the Parties, and judgment upon the award may be entered by any court having jurisdiction over the relevant party or its assets. The seat of the arbitration shall be New York, New York. The substantive law of the Dispute shall be the law of the State of Delaware, without regard to its choice of law rules. The arbitration and this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. Any rights to appeal or review such award by any court or tribunal are hereby waived to the extent permitted by Law. The initiation of arbitration pursuant to this Article VII shall toll the applicable statute of limitations for the duration of any such proceedings.

7.3 Litigation and Unilateral Commencement of Arbitration. Notwithstanding the foregoing provisions of this Article VII, (a) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Sections 7.1 and 7.2 if such action is reasonably necessary to avoid irreparable damage and (b) either Party may initiate arbitration before the expiration of the periods specified in Section 7.2 if such Party has submitted a Arbitration Request and the other Party has failed to comply with Section 7.2 in good faith with respect to commencement and engagement in arbitration. In such event, the other Party may commence and prosecute such arbitration unilaterally in accordance with the CPR Rules.

7.4 Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause the respective members of their Groups to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required hereby and thereby during the course of dispute resolution pursuant to the provisions of this Article VII unless such commitments are the specific subject of the Dispute at issue.

ARTICLE VIII

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

8.1 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, at and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, prior to, at and after the Effective Time, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the SpinCo Assets and the Parent Assets and the assignment and assumption of the SpinCo Liabilities and the Parent Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, at the reasonable request of the other Party and at the cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c) At or prior to the Effective Time, Parent and SpinCo in their respective capacities as direct and indirect stockholders of the members of their Groups, shall each ratify any actions that are reasonably necessary or desirable to be taken by Parent, SpinCo or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(d) Parent and SpinCo, and each of the members of their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of: (i) the failure of SpinCo or any other member of the SpinCo Group, on the one hand, or of Parent or any other member of the Parent Group, on the other hand, to provide any notification or disclosure required under any Environmental Law in connection with the Separation or the other transactions contemplated by this Agreement, including the transfer by any member of any Group to any member of the other Group of ownership or operational control of any Assets not previously owned or operated by such transferee; or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such Environmental Law by the applicable transferor. To the extent any Liability to any Governmental Authority or any Third Party arises out of any action or inaction described in clause (i) or (ii) of the preceding sentence, the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability.

8.2 Domain Name Use. Upon the request of a Party that used a domain name in connection with its business prior to the Effective Time, the Party owning the domain name following the Effective Time will re-direct traffic for that domain name to a domain name identified by the requesting Party for a period ending on the first (1st) anniversary of the Distribution Date.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement and all Ancillary Agreements may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by Parent, in its sole and absolute discretion, without the approval or consent of any other Person, including SpinCo. After the Effective Time, this Agreement shall not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

9.2 Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties hereto or the parties thereto, respectively, and delivered to the other Party hereto or parties thereto, respectively.

(b) This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c) Parent represents on behalf of itself and each other member of the Parent Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d) Each Party acknowledges that it and each other Party is executing this Agreement and certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp, electronic or mechanical signature) by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it shall not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it shall as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

10.2 Governing Law; Waiver of Jury Trial.

(a) This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any Disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

(b) Subject to the provisions of Article VII, each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in Delaware, and appellate courts thereof, in any action or proceeding arising out of or relating to this Agreement or any Ancillary Agreement for recognition or enforcement of any judgment relating hereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in Delaware, and appellate courts thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in Delaware, and appellate courts thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts.

(c) EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND EACH ANCILLARY AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.2(c).

10.3 Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties hereto and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party hereto or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a Change of Control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or shall be construed to, prohibit either Party or any member of its Group from being party to or undertaking a Change of Control, provided that nothing in this Section 10.3 shall limit the terms of Section 5.5(b).

10.4 Third-Party Beneficiaries. Except for any Parent Indemnitee or SpinCo Indemnitee (in their respective capacities as such) expressly entitled to indemnification rights under this Agreement or any Ancillary Agreement, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties hereto and parties thereto, respectively, and are not intended to confer upon any other Person any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

10.5 Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by e-mail with receipt confirmed (followed by delivery of an original via overnight courier service or by registered or certified mail postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

If to Parent, to:

International Paper Company

6400 Poplar Avenue

Tower 3, 2nd Floor

Memphis, Tennessee 38197

Attention: General Counsel

E-mail: Sharon.ryan@ipaper.com

If to SpinCo, to:

Before June 30, 2022:

Sylvamo Corporation

6400 Poplar Ave

Tower 1, 9th Floor

Memphis, TN 38197

Attn: General Counsel

E-mail: Matthew.barron@sylvamo.com

After June 30, 2022:

Sylvamo Corporation

6077 Primacy Parkway

Memphis, Tennessee 38119

Attn: General Counsel

E-mail: Matthew.barron@sylvamo.com

A Party may, by notice to the other Party, change the address to which such notices are to be given.

10.6 Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

10.7 Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay unless this Agreement has previously been terminated under Article IX. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

10.8 No Set-Off. Except as expressly set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

10.9 Publicity. Prior to the Effective Time, each of SpinCo and Parent shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Separation, the Distribution or any of the other transactions contemplated hereby or under any Ancillary Agreement and prior to making any filings with any Governmental Authority with respect thereto.

10.10 Expenses. Except as otherwise expressly set forth in this Agreement (including Section 2.14(b)) or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all fees, costs and expenses incurred (a) by the Parties at or prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Separation, the Form 10, the Information Statement, the Separation and the Distribution and the consummation of the transactions contemplated hereby and thereby shall be charged to and paid by Parent and (b) after the Effective Time shall be borne by the Party or its applicable Subsidiary incurring such fees, costs or expenses; provided, that the costs and expenses set forth on Schedule 10.10 shall be allocated between the Parties as set forth therein.

10.11 Headings. The Article, Section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

10.12 Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect.

10.13 Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement must be in writing and shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

10.14 Specific Performance. Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party hereto or parties thereto, respectively, who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of their respective rights under this Agreement or such Ancillary Agreement, as applicable, in addition to any other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

10.15 Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

10.16 Interpretation.

(a) In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement and each Ancillary Agreement) shall be deemed to include the Exhibits, Schedules and Annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in (x) Memphis, Tennessee or (y) New York, New York; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; (j) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (k) unless otherwise specified, all dollar amounts, including the symbol “$”, refer to the lawful currency of the United States of America; and (l) all references to “the date hereof” or “the date of this Agreement” and words of similar import shall all be references to September 29, 2021.

(b) In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement or the Intellectual Property Agreements (the “Specified Ancillary Agreements”), the terms of the applicable Specified Ancillary Agreement shall control with respect to the subject matter addressed by such Specified Ancillary Agreement to the extent of such conflict or inconsistency.

(c) In the event of any conflict or inconsistency between the terms of any Specified Ancillary Agreement, on the one hand, and any Transfer Document, on the other hand, including with respect to the allocation of Assets and Liabilities as among the Parties or the members of their respective Groups, such Specified Ancillary Agreement shall control.

10.17 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither SpinCo or any member of the SpinCo Group, on the one hand, nor Parent or any member of the Parent Group, on the other hand, shall be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).

10.18 Performance. Parent shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Parent Group. SpinCo shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the SpinCo Group. Each Party (including its permitted successors and assigns) further agrees that it shall (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

10.19 Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

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IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives as of the date first written above.

INTERNATIONAL PAPER COMPANY

By:	/s/ Keith Townsend
Name: Keith Townsend
Title: VP Strategic Initiatives

SYLVAMO CORPORATION

By:	/s/ John Sims
Name: John Sims
Title: Senior Vice President & Chief Financial Officer

[Signature Page to Separation and Distribution Agreement]